UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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COCA-COLA BOTTLING CO. CONSOLIDATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COCA-COLA BOTTLING CO. CONSOLIDATED

Notice of Annual Meeting

and

Proxy Statement

2018 Annual Meeting of Stockholders

May 15, 2018

Coca-Cola Bottling Co. Consolidated

4100 Coca-Cola Plaza

Charlotte, North Carolina 28211

March 26, 2018

Dear Stockholder:

On behalf of the Board of Directors and the management of Coca-Cola Bottling Co. Consolidated (the “Company”), I invite you to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m., Eastern Time, on Tuesday, May 15, 2018 at the Company’s Corporate Center located at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211. Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying Notice of 2018 Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the Annual Meeting in person, I strongly encourage you to vote as soon as possible to ensure that your shares are represented at the meeting. The accompanying Proxy Statement explains more about voting. Please read it carefully.

Thank you for your continued support.

Sincerely,

J. Frank Harrison, III

Chairman and Chief Executive Officer

COCA-COLA BOTTLING CO. CONSOLIDATED

4100 Coca-Cola Plaza

Charlotte, North Carolina 28211

(704) 557-4400

Notice of 2018 Annual Meeting of Stockholders

March 26, 2018

To Stockholders of Coca-Cola Bottling Co. Consolidated:

The 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Coca-Cola Bottling Co. Consolidated (the “Company”) will be held at 9:00 a.m., Eastern Time, on Tuesday, May 15, 2018 at the Company’s Corporate Center located at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211, for the purpose of voting on the following matters:

1.	To elect the 13 directors nominated by the Board of Directors;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2018;

3.	To approve the Coca-Cola Bottling Co. Consolidated Long-Term Performance Equity Plan; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors unanimously recommends that you vote “FOR” items 1, 2 and 3. The proxy holders will use their discretion to vote on other matters that may properly arise at the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on March 19, 2018 will be entitled to vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote as soon as possible to ensure that your shares are represented at the meeting. If you received a paper copy of the proxy materials by mail, you may vote your shares by proxy using one of the following methods: (i) vote via the Internet; (ii) vote by telephone; or (iii) complete, sign, date and return your proxy card in the postage-paid envelope provided. If you received only a Notice of Internet Availability of Proxy Materials by mail, you may vote your shares by proxy at the Internet site address listed on your Notice. If you hold your shares through an account with a bank, broker or similar organization, please follow the instructions you receive from the holder of record to vote your shares.

By Order of the Board of Directors,

E. Beauregarde Fisher III

Executive Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders To Be Held on May 15, 2018:

The Notice of Annual Meeting and Proxy Statement and the 2017 Annual Report to Stockholders

are available at www.proxyvote.com.

i

ii

PROXY STATEMENT

The Board of Directors (the “Board”) of Coca-Cola Bottling Co. Consolidated (“Coke Consolidated” or the “Company”) is providing these materials to you in connection with the 2018 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m., Eastern Time, on Tuesday, May 15, 2018 at Coke Consolidated’s Corporate Center located at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211.

General Information

Why am I receiving these materials?

You have received these materials because the Board is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement includes information that Coke Consolidated is required to provide you under the Securities and Exchange Commission rules and regulations (the “SEC rules”) and is designed to assist you in voting your shares.

What is a proxy?

The Board is asking for your proxy. This means you authorize persons selected by the Company to vote your shares at the Annual Meeting in the way that you instruct. All shares represented by valid proxies received and not revoked before the Annual Meeting will be voted in accordance with the stockholder’s specific voting instructions.

Why did I receive a one-page notice regarding Internet availability of proxy materials instead of a full set of proxy materials?

The SEC rules allow companies to choose the method for delivery of proxy materials to stockholders. For most stockholders, the Company has elected to mail a notice regarding the availability of proxy materials on the Internet (the “Notice of Internet Availability”), rather than sending a full set of these materials in the mail. The Notice of Internet Availability, or a full set of the proxy materials (including the Proxy Statement and form of proxy), as applicable, was sent to stockholders beginning March 26, 2018, and the proxy materials were posted on the investor relations portion of the Company’s website, www.cokeconsolidated.com, and on the website referenced in the Notice of Internet Availability on the same day. Utilizing this method of proxy delivery expedites receipt of proxy materials by the Company’s stockholders and lowers the cost of the Annual Meeting. If you would like to receive a paper or e-mail copy of the proxy materials, you should follow the instructions in the Notice of Internet Availability for requesting a copy.

What is included in these materials?

These materials include:

•	the Notice of Annual Meeting and Proxy Statement; and

•	the 2017 Annual Report to Stockholders, which contains the Company’s audited consolidated financial statements.

If you received a paper copy of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual Meeting.

What items will be voted on at the Annual Meeting?

There are three proposals scheduled to be voted on at the Annual Meeting:

•	the election of the 13 directors nominated by the Board;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2018; and

•	the approval of the Coca-Cola Bottling Co. Consolidated Long-Term Performance Equity Plan.

The Board is not aware of any other matters to be brought before the Annual Meeting. If other matters are properly raised at the Annual Meeting, the proxy holders may vote any shares represented by proxy in their discretion.

What are the Board’s voting recommendations?

The Board unanimously recommends that you vote your shares:

•	“FOR” the election of each of the 13 directors nominated by the Board;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2018; and

•	“FOR” the approval of the Coca-Cola Bottling Co. Consolidated Long-Term Performance Equity Plan.

Who can attend the Annual Meeting?

Admission to the Annual Meeting is limited to:

•	stockholders of record as of the close of business on March 19, 2018;

•	holders of valid proxies for the Annual Meeting; and

•	invited guests.

Admission to the Annual Meeting will be on a first-come, first-served basis. Each stockholder may be asked to present valid photo identification, such as a driver’s license or passport, and proof of stock ownership as of the record date for admittance.

When is the record date and who is entitled to vote?

The Board set March 19, 2018 as the record date. As of the record date, there were 7,141,447 shares of Coke Consolidated Common Stock outstanding and 2,213,018 shares of Coke Consolidated Class B Common Stock outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote and each share of Class B Common Stock outstanding on the record date is entitled to 20 votes on any matter properly presented at the Annual Meeting.

What is a stockholder of record?

A stockholder of record or registered stockholder is a stockholder whose ownership of Coke Consolidated stock is reflected directly on the books and records of the Company’s transfer agent, American Stock Transfer & Trust Company, LLC. If you hold Coke Consolidated stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in street name and are not a stockholder of record. For shares held in street name, the stockholder of record is your bank, broker or similar organization. Coke Consolidated only has access to ownership records for the registered shares. If you are not a stockholder of record and you wish to attend the Annual Meeting, the Company will require additional documentation to evidence your stock ownership as of the record date, such as a copy of your brokerage account statement, a letter from your bank, broker or other nominee, or a copy of your voting instruction form or Notice of Internet Availability.

How do I vote?

You may vote by any of the following methods:

•	In person. Stockholders of record and beneficial owners of shares held in street name may vote in person at the Annual Meeting. If you hold shares in street name, you must also obtain a legal proxy from the stockholder of record (e.g., your bank, broker or other nominee) to vote in person at the Annual Meeting.

•	By telephone or via the Internet. Stockholders of record may vote by proxy, by telephone or via the Internet, by following the instructions included in the proxy card or Notice of Internet Availability provided or the instructions you receive by e-mail. If you are a beneficial owner of shares held in street name, your ability to vote by telephone or via the Internet depends on the voting procedures of the stockholder of record (e.g., your bank, broker or other nominee). Please follow the directions included in the voting instruction form or Notice of Internet Availability provided to you by the stockholder of record.

•	By mail. Stockholders of record and beneficial owners of shares held in street name may vote by proxy by completing, signing, dating and returning the proxy card or voting instruction form provided.

How can I revoke my proxy or change my vote?

Stockholders of record.  You may revoke your proxy or change your vote at any time prior to the taking of the vote at the Annual Meeting by (i) submitting a written notice of revocation to the Company’s Secretary at Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211; (ii) delivering a proxy bearing a later date using any of the voting methods described in the immediately preceding Q&A, including by telephone or via the Internet, and until the applicable deadline for each method specified in the accompanying proxy card or Notice of Internet Availability; or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request or vote in person at the meeting. For all methods of voting, the last vote cast will supersede all previous votes.

Beneficial owners of shares held in street name.  You may change or revoke your voting instructions by following the specific directions provided to you by the stockholder of record (e.g., your bank, broker or other nominee), or, if you have obtained a legal proxy from the stockholder of record, by attending the Annual Meeting and voting in person.

What happens if I vote by proxy and do not give specific voting instructions?

Stockholders of record.  If you are a stockholder of record and you vote by proxy, by telephone, via the Internet or by completing, signing, dating and returning a proxy card, without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the Annual Meeting.

Beneficial owners of shares held in street name.  If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine” matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is referred to as a “broker non-vote.”

Proposals 1 and 3, the election of directors and the approval of the Coca-Cola Bottling Co. Consolidated Long-Term Performance Equity Plan, respectively, are “non-routine” matters. Consequently, without your voting instructions, the organization that holds your shares cannot vote your shares on these proposals. Proposal 2, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2018, is considered a “routine” matter.

What is the voting requirement to approve each of the proposals?

•	Proposal 1, Election of Directors. Directors shall be elected by a plurality of the votes cast (meaning that the 13 director nominees who receive the highest number of votes cast “for” their election will be elected as directors). There is no cumulative voting with respect to the election of directors.

•	Proposal 2, Ratification of the Appointment of Independent Registered Public Accounting Firm. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2018 requires the affirmative vote of a majority of the total votes of all shares of Coke Consolidated Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting (meaning that of the total votes of all shares of Coke Consolidated Common Stock and Class B Common Stock represented at the Annual Meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved).

•	Proposal 3, Approval of the Coca-Cola Bottling Co. Consolidated Long-Term Performance Equity Plan. Approval of the Coca-Cola Bottling Co. Consolidated Long-Term Performance Equity Plan requires the affirmative vote of a majority of the total votes of all shares of Coke Consolidated Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting (meaning that of the total votes of all shares of Coke Consolidated Common Stock and Class B Common Stock represented at the Annual Meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved).

•	Other Items. Approval of any other matters requires the affirmative vote of a majority of the total votes of all shares of Coke Consolidated Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting (meaning that of the total votes of all shares of Coke Consolidated Common Stock and Class B Common Stock represented at the Annual Meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved).

What is the quorum for the Annual Meeting? How are withhold votes, abstentions and broker non-votes treated?

The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast by the holders of Coke Consolidated Common Stock and Class B Common Stock voting together as a class is necessary for the transaction of business at the Annual Meeting. Your shares are counted as being present if you vote in person at the Annual Meeting, by telephone, via the Internet, or by submitting a properly executed proxy card or voting instruction form by mail. Abstentions and broker non-votes are counted as present for the purpose of determining a quorum for the Annual Meeting; however, broker non-votes are not counted as present for the purpose of determining a quorum for Proposal 1, the election of directors.

With respect to Proposal 1, the election of directors, only “for” and “withhold” votes may be cast. Broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the outcome of the proposal. Withhold votes will also have no effect on the outcome of the proposal.

With respect to Proposals 2 and 3, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2018 and the approval of the Coca-Cola Bottling Co. Consolidated Long-Term Performance Equity Plan, respectively, you may vote “for” or “against” the proposals, or you may “abstain” from voting on the proposals. An abstention will be counted as a vote present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposals and will have the same effect as a vote “against” the proposals, and a broker non-vote will not be considered entitled to vote on these proposals and will therefore have no effect on their outcome. As discussed above, because Proposal 2, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2018, is considered a “routine” matter, we do not expect any broker non-votes with respect to this proposal.

Who pays for solicitation of proxies?

The Company is paying the cost of soliciting proxies and will reimburse its transfer agent, brokerage firms, financial institutions and other custodians, nominees, fiduciaries and holders of record for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their proxies. In addition to soliciting the proxies by mail and the Internet, certain of the Company’s directors, officers and employees, without compensation, may solicit proxies personally or by telephone, facsimile and e-mail. The Company has retained Broadridge Financial Solutions, Inc. to aid in the solicitation of proxies with respect to shares of Coke Consolidated stock held by brokers, financial institutions, and other custodians, nominees, fiduciaries and holders of record for a fee of approximately $1,000, plus expenses.

What are the expected voting results?

The Company expects each of the proposals of the Board to be approved by the stockholders. The Board has been informed that J. Frank Harrison, III intends to vote an aggregate of 2,212,716 shares of Coke Consolidated Class B Common Stock (representing 44,254,320 votes and an aggregate of 86.1% of the total voting power of Coke Consolidated Common Stock and Class B Common Stock together as of the record date):

•	“FOR” the election of each of the 13 directors nominated by the Board;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2018; and

•	“FOR” the approval of the Coca-Cola Bottling Co. Consolidated Long-Term Performance Equity Plan.

Where can I find the voting results of the Annual Meeting?

The Company will announce preliminary or final voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) within four business days of the completion of the meeting.

Security Ownership of Directors and Executive Officers

The table below shows the number of shares of Coke Consolidated Common Stock and Class B Common Stock beneficially owned as of March 19, 2018 by each director, nominee for director, named executive officer and all directors and executive officers as a group. As of March 19, 2018, a total of 7,141,447 shares of Common Stock and 2,213,018 shares of Class B Common Stock were outstanding. Information about the beneficial ownership of the Common Stock and Class B Common Stock owned by Mr. Harrison is shown on page 7.

Name	Class	Number of Shares and Nature of Beneficial Ownership		Percentage of Class
Sharon A. Decker	Common Stock	0		*
Morgan H. Everett	Common Stock	0	(1)	*
Henry W. Flint	Common Stock	0		*
James R. Helvey, III	Common Stock	0		*
William H. Jones	Common Stock	100	(2)	*
Umesh M. Kasbekar	Common Stock	0		*
Jennifer K. Mann	Common Stock	0		*
James H. Morgan	Common Stock	0		*
John W. Murrey, III	Common Stock	1,000		*
Sue Anne H. Wells	Common Stock	0	(3)	*
Dennis A. Wicker	Common Stock	0		*
Richard T. Williams	Common Stock	0		*
Clifford M. Deal, III	Common Stock	0		*
James E. Harris	Common Stock	0		*
David M. Katz	Common Stock	0		*
Directors and executive officers as a group (excluding Mr. Harrison) (19 persons)	Common Stock	1,100		*

*	Less than 1% of the outstanding shares of such class.

(1)	Excludes 535,178 shares of Class B Common Stock held by the JFH Family Limited Partnership—FH1 and 78,596 shares of Class B Common Stock held by a trust of which Ms. Everett is one of the beneficiaries. Ms. Everett has a pecuniary interest in these shares, but does not have voting or investment power with respect to these shares.

(2)	Held jointly with his spouse.

(3)	Excludes 535,178 shares of Class B Common Stock held by the JFH Family Limited Partnership—SW1 and 78,595 shares of Class B Common Stock held by a trust for the benefit of Dr. Wells. Dr. Wells has a pecuniary interest in these shares, but does not have voting or investment power with respect to these shares.

Principal Stockholders

The following table provides information about the beneficial ownership of Coke Consolidated Common Stock and Class B Common Stock as of March 19, 2018 by each person known by the Company to beneficially own more than 5% of the outstanding shares of Coke Consolidated Common Stock or Class B Common Stock as of such date:

Name and Address of Beneficial Owner	Class	Number of Shares and Nature of Beneficial Ownership		Percentage of Class(1)	Total Votes	Percentage of Total Votes(1)
J. Frank Harrison, III, J. Frank Harrison Family, LLC and three Harrison Family Limited Partnerships, as a group 4100 Coca-Cola Plaza Charlotte, North Carolina 28211	Common Stock Class B Common Stock	2,212,716(2) 2,212,716(3)	(4)	23.7% 99.99%	44,254,320	86.1%
The Coca-Cola Company One Coca-Cola Plaza Atlanta, Georgia 30313	Common Stock	2,482,165(5)		34.8%	2,482,165	4.8%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	Common Stock	589,737(6)		8.3%	589,737	1.1%
FMR LLC 245 Summer Street Boston, Massachusetts 02210	Common Stock	488,975(7)		6.8%	488,975	1.0%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	Common Stock	452,925(8)		6.3%	452,925	0.9%

(1)	A total of 7,141,447 shares of Common Stock and 2,213,018 shares of Class B Common Stock were outstanding on March 19, 2018. The percentage of Common Stock owned by J. Frank Harrison, III shown in this column assumes conversion of all 2,212,716 shares of Class B Common Stock beneficially owned as described below in Footnote 3 that are convertible into shares of Common Stock. The percentages of Common Stock owned by The Coca-Cola Company and the other persons identified in the table that owned more than 5% of the outstanding shares of Common Stock as of March 19, 2018 do not assume such conversion has occurred.

(2)	Consists of 2,212,716 shares of Class B Common Stock beneficially owned as described below in Footnote 3 that are convertible into shares of Common Stock.

(3)	Consists of (i) a total of 1,605,534 shares of Class B Common Stock held by the JFH Family Limited Partnership—FH1, the JFH Family Limited Partnership—SW1 and the JFH Family Limited Partnership—DH1 (collectively, the “Harrison Family Limited Partnerships”), as to which Mr. Harrison in his capacity as the Consolidated Stock Manager of the J. Frank Harrison Family, LLC (the general partner of each of the Harrison Family Limited Partnerships) has sole voting and investment power; (ii) 235,786 shares of Class B Common Stock held by certain trusts established for the benefit of certain relatives of the late J. Frank Harrison, Jr. as to which Mr. Harrison has sole voting and investment power; and (iii) 371,396 shares of Class B Common Stock held directly by Mr. Harrison as to which he has sole voting and investment power.

(4)	The trusts described above in clause (ii) of Footnote 3 have the right to acquire 292,386 shares of Class B Common Stock from Coke Consolidated in exchange for an equal number of shares of Common Stock. In the event of such an exchange, Mr. Harrison would have sole voting and investment power over the shares of Class B Common Stock. The trusts do not own any shares of Common Stock with which to make the exchange, and any purchase of Common Stock would require approval by the trustees of the trusts. Accordingly, the table does not include shares related to this exchange right.

(5)	This information is based upon a Schedule 13D/A filed jointly with the SEC by The Coca-Cola Company, The Coca-Cola Trading Company LLC, Coca-Cola Oasis LLC and Carolina Coca-Cola Bottling Investments, Inc. on October 4, 2017. The Schedule 13D/A reports that such entities have shared voting and investment power over all of such shares.

(6)	This information is based upon a Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 1, 2018. The Schedule 13G reports that BlackRock has sole voting power over 579,007 shares, shared voting power over no shares and sole investment power over all of such shares.

(7)	This information is based upon a Schedule 13G/A filed jointly with the SEC by FMR LLC (“FMR”) and Abigail P. Johnson on February 13, 2018. The Schedule 13G/A reports that FMR has sole voting power over 260,278 shares, shared voting power over no shares and sole investment power over all of such shares. Members of the Johnson family, including Abigail P. Johnson (a director, the Chairman and the Chief Executive Officer of FMR), are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940 (the “Investment Company Act”), to form a controlling group with respect to FMR. Neither FMR nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (the “Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co.”), a wholly owned subsidiary of FMR, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(8)	This information is based upon a Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on February 9, 2018. The Schedule 13G/A reports that Vanguard has sole voting power over 9,262 shares, shared voting power over 1,154 shares, sole investment power over 442,962 shares and shared investment power over 9,963 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, is the beneficial owner of 8,809 shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., also a wholly owned subsidiary of Vanguard, is the beneficial owner of 1,607 shares as a result of its serving as investment manager of Australian investment offerings.

Proposal 1: Election of Directors

The Board currently consists of 13 members. On the recommendation of the Executive Committee, the Board has nominated the 13 persons listed below for election as directors at the Annual Meeting. If elected, each nominee will serve until his or her term expires at the 2019 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. Each nominee has agreed to be named in this Proxy Statement and to serve if elected.

All of the nominees are currently serving as directors. Except for Richard T. Williams, who was elected to the Board in August 2017, all of the nominees were elected to the Board at the 2017 Annual Meeting of Stockholders. Mr. Williams was recommended to the Executive Committee by the Company’s Chairman and Chief Executive Officer.

Although the Company knows of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders intend to vote your shares for any substitute nominee proposed by the Board. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the 13 nominees named in this Proxy Statement.

The Board unanimously recommends that you vote “FOR” the election of each of the 13 nominees listed below.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote “FOR” the election of each of the 13 nominees listed below.

Nominees for Director

Listed below are the 13 persons nominated for election to the Board. The following paragraphs include information about each director nominee’s business background, as furnished to the Company by the nominee, and additional experience, qualifications, attributes or skills that led the Board to conclude that the nominee should serve on the Board.

Name	Age	Principal Occupation	Director Since
J. Frank Harrison, III	63	Chairman of the Board and Chief Executive Officer of Coke Consolidated	1986
Sharon A. Decker	61	Chief Operating Officer, Tryon Equestrian Partners, Carolina Operations	2001
Morgan H. Everett	36	Vice President of Coke Consolidated	2011
Henry W. Flint	63	President and Chief Operating Officer of Coke Consolidated	2007
James R. Helvey, III	59	Managing Partner, Cassia Capital Partners, LLC	2016
William H. Jones	62	Chancellor, Columbia International University	2011
Umesh M. Kasbekar	60	Vice Chairman of the Board of Coke Consolidated	2016
Jennifer K. Mann	45	Senior Vice President and Chief People Officer and Chief of Staff for the President and Chief Executive Officer, The Coca-Cola Company	2017
James H. Morgan	70	Chairman, Covenant Capital LLC	2008
John W. Murrey, III	75	Assistant Professor, Appalachian School of Law (Retired)	1993
Sue Anne H. Wells	64	Educator and Founder, Chattanooga Girls Leadership Academy	2016
Dennis A. Wicker	65	Partner, Nelson Mullins Riley & Scarborough LLP	2001
Richard T. Williams	64	Vice President of Corporate Community Affairs, Duke Energy Corporation (Retired)	2017

J. Frank Harrison, III

Mr. Harrison is Chairman of the Board and Chief Executive Officer of Coke Consolidated. Mr. Harrison served as Vice Chairman of the Board from November 1987 through his election as Chairman in December 1996 and was appointed as Chief Executive Officer in May 1994. He was first employed by the Company in 1977 and has previously served as a Division Sales Manager and as a Vice President.

Mr. Harrison brings extensive business, managerial and leadership experience to the Board. With over 40 years of experience with Coke Consolidated, Mr. Harrison provides the Board with a vital understanding and appreciation of the Company’s business. His strong leadership skills have been demonstrated through his service as Chief Executive Officer since 1994 and as Chairman of the Board since 1996. He is also the controlling stockholder of Coke Consolidated and, as a member of the founding family of Coke Consolidated, maintains a unique position within the Coca-Cola system.

Sharon A. Decker

Ms. Decker is Chief Operating Officer of Tryon Equestrian Partners, Carolina Operations, an investment group responsible for the development and operation of a premiere sports complex and resort in western North Carolina. Prior to holding this position, she served as President of NURAY Media, a multi-media conservation, preservation and restoration company, from January 2015 until August 2015. Ms. Decker served as Secretary of Commerce for the State of North Carolina from January 2013 until December 2014. Prior to that, she was Chief Executive Officer of The Tapestry Group, a faith based non-profit organization, since September 2004, and Chief Executive Officer of North Washington Street Properties, a community redevelopment company, since October 2004. Ms. Decker served as President of The Tanner Companies, a direct seller of women’s apparel, from August 2002 to September 2004. From August 1999 to July 2002, she was President of Doncaster, a division of The Tanner Companies. Ms. Decker was President and Chief Executive Officer of the Lynnwood Foundation, which created and managed a conference facility and leadership institute, from 1997 until 1999. From 1980 until 1997, she served Duke Energy Corporation, an electric power holding company, in a number of capacities, including as Corporate Vice President and Executive Director of the Duke Power Foundation. Ms. Decker currently serves on the board of directors of SCANA Corporation, a diversified utility company, and was a director of Family Dollar Stores, Inc., a discount retailer, until 2015.

Ms. Decker brings to the Board a unique and valuable perspective from the numerous executive and leadership positions she has held across a broad range of fields, including non-profit organizations and large public companies. Ms. Decker’s diverse executive experience and extensive experience serving on multiple boards qualify her to serve as a member of the Board.

Morgan H. Everett

Ms. Everett is Vice President of Coke Consolidated, a position she has held since January 2016. Prior to that, she was the Community Relations Director of Coke Consolidated, a position she held from January 2009 to December 2015. She has been an employee of Coke Consolidated since October 2004. Ms. Everett graduated from Southern Methodist University with a B.A. in Communications in 2003, and she is a member of the founding family of Coke Consolidated.

Ms. Everett’s past service to Coke Consolidated, including experience in the operations of Coke Consolidated, and her education qualify her to serve as a member of the Board. Ms. Everett’s service on the Board also adds to the diversity of the Board in both demographics and perspective.

Henry W. Flint

Mr. Flint is President and Chief Operating Officer of Coke Consolidated, positions he has held since August 2012. Mr. Flint served as Vice Chairman of the Board of Coke Consolidated from April 2007 to August 2012.

Prior to that, he was Executive Vice President and Assistant to the Chairman from July 2004 to April 2007. Mr. Flint also served as Secretary of Coke Consolidated from March 2000 to August 2012. Mr. Flint was Co-Managing Partner of the law firm of Kennedy Covington Lobdell & Hickman, L.L.P. from January 2000 to July 2004, a firm with which he was associated since 1980. Mr. Flint received his J.D. from the University of Virginia School of Law and his M.B.A. from the University of Virginia Darden School of Business.

Mr. Flint’s long-standing service to Coke Consolidated and his managerial expertise make him a valuable member of the Board and qualify him for service on the Board. Mr. Flint’s graduate business degree and legal background provide the Board a valuable perspective on many of the issues the Company faces and make him a valuable addition to a well-rounded Board.

James R. Helvey, III

Mr. Helvey co-founded Cassia Capital Partners, LLC, a registered investment advisor, in 2011 and has served as a managing partner since its formation. From 2005 to 2011, Mr. Helvey was a partner and the Risk Management Officer for CMT Asset Management Limited, a private investment firm. From 2003 to 2004, Mr. Helvey was a candidate for the United States Congress in the 5th District of North Carolina. Mr. Helvey served as Chairman and Chief Executive Officer of Cygnifi Derivatives Services, LLC, an online derivatives services provider, from 2000 to 2002. From 1985 to 2000, Mr. Helvey was employed by J.P. Morgan & Co., serving in a variety of capacities, including as Chair of J.P. Morgan’s Liquidity Committee, Vice Chairman of J.P. Morgan’s Risk Management Committee, Global Head of Derivative Counterparty Risk Management, head of the swap derivative trading business in Asia and head of short-term interest rate derivatives and foreign exchange forward trading in Europe. Mr. Helvey graduated magna cum laude with honors from Wake Forest University. Mr. Helvey was also a Fulbright Scholar at the University of Cologne in Germany and received a Master’s degree in international finance and banking from Columbia University, School of International and Public Affairs, where he was an International Fellow. Mr. Helvey is a director of Computer Task Group, Inc., a publicly traded information technology solutions and services company, Verger Capital Management, LLC and Piedmont Federal Savings Bank, and has also served on the boards of Wake Forest University and the Wake Forest Baptist Medical Center. Mr. Helvey was a director of Pike Corporation, an energy solutions provider, from 2005 to 2014, where he served as Lead Independent Director, Chairman of the Audit Committee and Chairman of the Compensation Committee.

Mr. Helvey’s experience in international business and finance, executive management and as a director of other organizations brings a valuable and necessary perspective to the Board and qualifies him to serve as a member of the Board.

William H. Jones

Dr. Jones serves as Chancellor of Columbia International University, a position he has held since July 2017. Dr. Jones served as President of Columbia International University from 2007 to 2017. Prior to accepting the role of President, Dr. Jones served in senior roles as Provost and Senior Vice President of Columbia International University, where he has also taught since 1990. Dr. Jones also serves as President of the International Leadership Team of Crossover Communications International and served as a member of the Board of Trustees and Finance Committee of the South Carolina Independent Colleges and Universities from 2007 until 2017.

Dr. Jones’ demonstrated leadership skills, board experience, academic credentials and success in managing an academic institution qualify him for service on the Board. Dr. Jones’ strong character and experience in matters of ethics also qualify him for service on the Board.

Umesh M. Kasbekar

Mr. Kasbekar is Vice Chairman of the Board of Coke Consolidated, a position he has held since January 2016. Mr. Kasbekar previously served as Secretary of the Company from August 2012 until May 2017 and as Senior Vice President, Planning and Administration from June 2005 to December 2015. Prior to that, he was Vice President, Planning, a position he was appointed to in December 1988.

Mr. Kasbekar has served Coke Consolidated for over 30 years in various positions in the Company’s accounting, finance, distribution, manufacturing, corporate planning and administrative functions, providing him with an essential understanding of the Company’s business and history as well as significant knowledge of the beverage industry. Mr. Kasbekar’s industry expertise and his years of experience with Coke Consolidated make him a valuable member of the Board.

Jennifer K. Mann

Ms. Mann is Senior Vice President and Chief People Officer as well as Chief of Staff for the President and Chief Executive Officer of The Coca-Cola Company, positions she has held since May 2017 and October 2015, respectively. Prior to holding these positions, she served as Global General Manager of the Global Coca-Cola Freestyle platform from July 2012 until September 2015. In this role, she accelerated global expansion and led development across the Coca-Cola system for the innovative Freestyle fountain dispensers. Ms. Mann joined The Coca-Cola Company in 1997 as a Manager in the National Customer Support division of Coca-Cola North America, and has held numerous roles in strategy, marketing and operations over the course of her career at The Coca-Cola Company, including Director of McDonald’s Customer & Consumer Operations, Director of Good Answer, and Vice President of Foodservice & On-Premise Strategy and Marketing for Coca-Cola Refreshments USA, Inc.

Ms. Mann’s diverse experience in strategy, marketing, operations and innovation as well as her position with The Coca-Cola Company and knowledge of the Coca-Cola system and the beverage industry qualify her to serve as a member of the Board.

James H. Morgan

Mr. Morgan has served as Chairman of Covenant Capital LLC, an investment management firm, since February 2015, after previously serving in that capacity from 2001 to 2008. Mr. Morgan also served as Chairman of Krispy Kreme Doughnuts, Inc., a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, from January 2005 to August 2016. He served as Executive Chairman of Krispy Kreme from June 2014 to January 2015, as Chief Executive Officer from January 2008 to June 2014 and as President from April 2012 to June 2014. Mr. Morgan also served as President of Krispy Kreme from January 2008 to November 2011 and as Vice Chairman of Krispy Kreme from March 2004 to January 2005. Previously, Mr. Morgan served as a consultant for Wachovia Securities, Inc., a securities and investment banking firm, from January 2000 to May 2001. From April 1999 to December 1999, Mr. Morgan was Chairman and Chief Executive Officer of Wachovia Securities, Inc. Mr. Morgan was employed by Interstate/Johnson Lane, an investment banking and brokerage firm, from 1990 to 1999 in various capacities, including as Chairman and Chief Executive Officer. Mr. Morgan is a director of Lowe’s Companies, Inc., a home improvement retailer, and was a director of Krispy Kreme Doughnuts, Inc. from 2000 to 2017.

As the current Chairman of Covenant Capital LLC and a former executive at several major public and private companies, Mr. Morgan provides the Board with significant leadership and executive experience. Mr. Morgan’s proven leadership capability and his extensive knowledge of the complex financial and operational issues facing large companies qualify him to serve as a member of the Board.

John W. Murrey, III

Mr. Murrey was an Assistant Professor at Appalachian School of Law in Grundy, Virginia from August 2003 until his retirement in May 2013. Mr. Murrey was of counsel to the law firm of Shumacker Witt Gaither & Whitaker, P.C., in Chattanooga, Tennessee until December 2002, a firm with which he was associated since 1970. Mr. Murrey is a director of The Dixie Group, Inc., a carpet manufacturer, and previously was a director of U.S. Xpress Enterprises, Inc., a truckload carrier, from 2003 until 2007.

Mr. Murrey’s longstanding quality service as a member of the Board, as well as his significant experience serving on the boards of directors of other companies, give him an understanding of the role of a board of directors and qualify him to serve on the Board. Mr. Murrey’s legal background also adds to the diversity of the Board.

Sue Anne H. Wells

Dr. Wells co-founded the Chattanooga Girls Leadership Academy (“CGLA”), a single-gender public charter school providing young women with a rigorous college preparatory education focused on science, technology, engineering, the arts and mathematics, in 2009 and has served as an educator with CGLA since its formation. She is also the owner of Mustang Leadership Partners, an organization dedicated to the protection, preservation and sustainment of the wild American mustang. Dr. Wells currently serves on the boards of the University of Tennessee at Chattanooga, CGLA, the Young Women’s Leadership Academy Foundation, ArtsBuild, The National Mentoring Partnership, Inc. and the Public Education Foundation of Chattanooga, and previously served as a board member of Girls Inc. of Chattanooga and the Siskin Children’s Institute. Dr. Wells graduated from Middlebury College with a M.A. in French and received a Ph.D. in French from the University of North Carolina at Chapel Hill.

Dr. Wells’ extensive service as a director of other organizations and leadership experience qualify her for service on the Board. Dr. Wells is also a member of the founding family of Coke Consolidated and holds a significant pecuniary interest in the stock of Coke Consolidated.

Dennis A. Wicker

Mr. Wicker has been a partner in the law firm of Nelson Mullins Riley & Scarborough LLP in its Raleigh, North Carolina office since November 2009. He served as Lt. Governor of the State of North Carolina from 1993 to 2001. Mr. Wicker also previously served as Chairman of the State Board of Community Colleges and as Chairman of North Carolina’s Technology Council. Mr. Wicker currently serves on the board of directors of First Bancorp, a bank holding company, and is a member of the Campbell Law School Board of Visitors. Mr. Wicker was a director of Air T, Inc., an air transportation services company, until 2013.

Mr. Wicker’s leadership skills, years of high quality service on the Board, service on the boards of directors of First Bancorp and Air T, Inc. and experience in public service qualify him for service on the Board.

Richard T. Williams

Mr. Williams served as Vice President of Corporate Community Affairs of Duke Energy Corporation, an electric power holding company, and President of the Duke Energy Foundation, a non-profit philanthropic organization, from March 2012 and March 2007, respectively, until his retirement in December 2015. From May 2008 until March 2012, Mr. Williams served as Vice President, Environmental, Health & Safety of Duke Energy Corporation and as Vice President, Enterprise Field Services from January 2006 until May 2008. Mr. Williams currently serves on the boards of HomeTrust Bancshares, Atrium Health (formerly Carolinas HealthCare System), Hope Haven, Inc., Communities in Schools of NC, Project LIFT, Central Piedmont Community College Board of Trustees and the National Association of Corporate Directors—Carolinas Chapter. Mr. Williams previously served on the board of UNC-Chapel Hill Board of Trustees from 1999 until 2007 (chair, 2003-2005), UNC HealthCare System from 2008 until 2012, Greater Charlotte YMCA from 2004 until 2014 (chair, 2011-2013), the Mint Museum from 2004 until 2014 (chair, 2011-2013) and Bank of Commerce, Charlotte from 2008 until 2014.

Mr. Williams’ experience as a former long-standing executive with Duke Energy Corporation, his executive leadership skills and his extensive service as a director for a multitude of entities, both non-profit and for-profit, qualify him to serve as a member of the Board.

Coke Consolidated is party to an Amended and Restated Stock Rights and Restrictions Agreement, dated February 19, 2009, with The Coca-Cola Company and J. Frank Harrison, III. Under the agreement, The Coca-Cola Company has the right to designate one person for nomination to the Board, and Mr. Harrison and trustees of certain trusts established for the benefit of certain relatives of the late J. Frank Harrison, Jr. have agreed to vote shares of Coke Consolidated stock that they control for the election of such designee. Ms. Mann has been The Coca-Cola Company’s designee on the Board since May 2017.

J. Frank Harrison, III and Sue Anne H. Wells are siblings. J. Frank Harrison, III and Morgan H. Everett are father and daughter. Morgan H. Everett is the niece of Sue Anne H. Wells. In accordance with the operating agreement of the J. Frank Harrison Family, LLC and certain trusts established for the benefit of certain relatives of the late J. Frank Harrison, Jr., Mr. Harrison intends to vote the shares of Coke Consolidated stock owned or controlled by such entities for the election of Dr. Wells to the Board. Mr. Harrison also intends to vote these shares for the election of Ms. Everett to the Board.

Corporate Governance

The Board of Directors

Coke Consolidated is governed by the Board and its various committees. The Board and its committees have general oversight responsibility for the affairs of the Company. In exercising its fiduciary duties, the Board represents and acts on behalf of the Company’s stockholders.

Director Independence

The Board determines the independence of its members based on the standards specified by The NASDAQ Stock Market (“NASDAQ”). The Board is not required to be comprised of a majority of independent directors because Coke Consolidated qualifies as a “controlled company” under the NASDAQ listing standards. Coke Consolidated qualifies as a controlled company because more than 50% of its voting power is controlled by the Chairman and Chief Executive Officer (the “Controlling Stockholder”). NASDAQ adopted its “controlled company” rule in recognition of the fact that a majority stockholder may control the selection of directors and certain key decisions of a company through his or her ownership rights.

In conducting its review of director independence, the Board, except as noted below, considered all transactions, relationships or arrangements between each director (and his or her immediate family members and affiliates) and each of Coke Consolidated, its management and its independent registered public accounting firm in each of the most recent three completed fiscal years, including the following transactions, relationships and arrangements all of which are within the NASDAQ independence standards.

Name	Matter(s) Considered
Sharon A. Decker	Ordinary course sponsorship agreements and beverage sales to Tryon International Equestrian Center, an affiliate of Tryon Equestrian Partners. Ms. Decker is Chief Operating Officer of Tryon Equestrian Partners’ Carolina Operations.
William H. Jones	Ordinary course beverage sales to Columbia International University and affiliates of Columbia International University. Dr. Jones is the Chancellor of Columbia International University.
James H. Morgan	Ordinary course beverage sales, the lease of excess warehouse space at Coke Consolidated’s Roanoke, Virginia facility and the provision of transportation and transportation related services to Krispy Kreme Doughnuts, Inc., of which Mr. Morgan was a director until February 2017, Chairman until August 2016 and an executive officer until January 2015.

The Board did not consider transactions with entities in which a director or immediate family member served only as a trustee or director because the Board believes that the nature of the separate relationships the Company and the director or an immediate family member each have with these organizations would not interfere with the exercise of independent judgment in carrying out the responsibilities of an independent director. The Board also did not consider de minimis amounts of entertainment of directors paid for by employee-directors or executive officers.

Based on its review, the Board has determined that the following seven directors and director nominees, comprising more than one-half of the Board, are independent: Sharon A. Decker, James R. Helvey, III, William H. Jones, James H. Morgan, John W. Murrey, III, Dennis A. Wicker and Richard T. Williams. The Board also has determined that each member of the Audit Committee and the Compensation Committee (see membership information below under “—Board Committees”) is independent.

The independent members of the Board meet at least twice each year in executive session without the other directors.

Board Leadership Structure

The Board does not have a general policy regarding the separation of the roles of Chairman and Chief Executive Officer, or CEO. The Company’s Amended and Restated By-laws (the “By-laws”) permit these positions to be held by the same person, and the Board believes that it is in the best interests of Coke Consolidated to retain flexibility in determining whether to separate or combine the roles of Chairman and CEO based on the Company’s circumstances at a particular time.

Mr. Harrison currently serves as both the Chairman of the Board and the CEO of Coke Consolidated. The Board has determined that it is appropriate for Mr. Harrison to serve as both Chairman and CEO (i) in recognition of Mr. Harrison’s ownership of a controlling equity interest in Coke Consolidated and unique position within the Company and the Coca-Cola system and (ii) because it provides an efficient structure that permits the Company to present a unified vision to its constituencies.

In March 2018, the Board appointed Mr. Wicker to serve as Lead Independent Director. The Lead Independent Director (i) presides over all meetings of the independent directors in executive session, (ii) serves as a liaison between the Chairman of the Board and the independent directors, (iii) has authority to call meetings of the independent directors and (iv) serves as a contact person to facilitate communications between employees, stockholders and others with the independent directors.

Board Committees

The Board has a standing Audit Committee, Compensation Committee and Executive Committee. Committee members and committee chairs are appointed by the Board. The members of these committees are identified in the following table:

Director	Audit Committee	Compensation Committee	Executive Committee
J. Frank Harrison, III			Chairman
Sharon A. Decker	X	X
Morgan H. Everett
Henry W. Flint			X
James R. Helvey, III	X
William H. Jones	X
Umesh M. Kasbekar
Jennifer K. Mann
James H. Morgan	Chairman	X	X
John W. Murrey, III
Sue Anne H. Wells
Dennis A. Wicker	X	Chairman	X
Richard T. Williams

Each committee of the Board functions pursuant to a written charter adopted by the Board. A copy of each committee charter is available on the investor relations portion of the Company’s website, www.cokeconsolidated.com.

The following table provides information about the operation and key functions of each of the three standing Board committees:

Committee	Key Functions and Additional Information	Number of Meetings in Fiscal 2017
Audit Committee

•   Assists the Board in its oversight of (i) the Company’s accounting and financial reporting processes, (ii) the integrity of the Company’s financial statements, (iii) the Company’s compliance with legal and regulatory requirements, (iv) the qualifications and independence of the Company’s independent registered public accounting firm and (v) the performance of the Company’s independent registered public accounting firm and internal audit function.

•   Appoints, compensates, retains and oversees the Company’s independent registered public accounting firm.

•   Reviews and discusses with the Company’s independent registered public accounting firm the annual and quarterly financial statements and earnings releases.

•   Considers and approves all auditing services, internal control-related services and permitted non-auditing services proposed to be provided by the Company’s independent registered public accounting firm.

•   Assists the Board in its oversight of enterprise risk management.

•   Reviews and approves or ratifies related person transactions.

•   Monitors the adequacy of the Company’s reporting and internal controls.

•   Reports regularly to the Board.

•   The Board has determined that Messrs. Helvey and Morgan are “audit committee financial experts” within the meaning of the SEC rules and that Messrs. Helvey and Morgan are each “independent” as that term is defined under Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NASDAQ independence standards.

7

Committee	Key Functions and Additional Information	Number of Meetings in Fiscal 2017
Compensation Committee

•   Administers the executive compensation plans.

•   Reviews and establishes the compensation of the executive officers and makes recommendations to the Board concerning executive compensation.

•   Reviews and approves the compensation of the members of the Board.

•   Reviews and approves employment offers and arrangements, severance arrangements, retirement arrangements, change in control arrangements and other benefits for each executive officer.

•   Oversees regulatory compliance and risk regarding compensation matters.

•   Appoints individuals to serve as members of the Corporate Benefits Committee for the broad-based employee health and welfare and retirement benefit plans sponsored by the Company and receives periodic reports from such committee regarding its significant actions.

•   Reports regularly to the Board.

		2
Executive Committee	• Assists the Board in handling matters that need to be addressed before the next scheduled Board meeting. • Identifies, evaluates and recommends director candidates to the Board. • Reports regularly to the Board.	1

The Board may also establish other committees from time to time as it deems necessary.

Director Meeting Attendance

The Board held five meetings during fiscal 2017. Each incumbent director attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which the director served during fiscal 2017. Absent extenuating circumstances, each director is required to attend the Company’s annual meeting of stockholders. 11 of the Company’s 12 directors in office at the time, including all of the Company’s current directors who were then directors, attended the 2017 Annual Meeting of Stockholders.

Director Nomination Process

The Board does not have a standing Nominating Committee comprised solely of independent directors. The Board is not required to have such a committee because Coke Consolidated qualifies as a “controlled company” under the NASDAQ listing standards as further described under “—Director Independence” beginning on page 14.

The Board has delegated to the Executive Committee the responsibility for identifying, evaluating and recommending director candidates to the Board, subject to the final approval of the Controlling Stockholder who is also a member of the Executive Committee. Because Coke Consolidated is a controlled company and all director candidates must be acceptable to the Controlling Stockholder, the Board has approved the following nomination and appointment process to provide the Company’s constituencies with a voice in the identification of candidates for nomination and appointment.

In identifying potential director candidates, the Executive Committee may seek input from other directors, executive officers, employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the Executive Committee. The Executive Committee will also consider director candidates appropriately recommended by stockholders.

In evaluating director candidates, the Executive Committee does not set specific minimum qualifications that must be met by a director candidate. Rather, the Executive Committee considers the following factors in addition to any other factors deemed appropriate by the Executive Committee:

•	whether the candidate is of the highest ethical character and shares the values of the Company;

•	whether the candidate’s reputation, both personal and professional, is consistent with the Company’s image and reputation;

•	whether the candidate possesses expertise or experience that will benefit the Company and is desirable given the current makeup of the Board;

•	whether the candidate represents a diversity of viewpoints, backgrounds, experiences or other demographics;

•	whether the candidate is “independent” as defined by the applicable NASDAQ listing standards and other applicable laws, rules or regulations regarding independence;

•	whether the candidate is eligible to serve on the Audit Committee or other Board committees under the applicable NASDAQ listing standards and other applicable laws, rules or regulations;

•	whether the candidate is eligible by reason of any legal or contractual requirements affecting the Company or its stockholders;

•	whether the candidate is free from conflicts of interest that would interfere with the candidate’s ability to perform the duties of a director or that would violate any applicable listing standard or other applicable law, rule or regulation;

•	whether the candidate’s service as an executive officer of another company or on the boards of directors of other companies would interfere with the candidate’s ability to devote sufficient time to discharge his or her duties as a director; and

•	if the candidate is an incumbent director, the director’s overall service to the Company during the director’s term, including the number of meetings attended, the level of participation and the overall quality of performance of the director.

Diversity is one of the various factors the Executive Committee may consider in identifying director nominees, but the Executive Committee does not have a formal policy regarding board diversity. All director candidates, including candidates appropriately recommended by stockholders, are evaluated in accordance with the process described above. The Executive Committee will not recommend any potential director candidate that is not acceptable to the Controlling Stockholder.

Stockholder Recommendations of Director Candidates

Stockholders may recommend director candidates to be considered for the Company’s 2019 Annual Meeting of Stockholders by submitting the candidate’s name in accordance with provisions of the By-laws, which require advance notice to the Company and certain other information. Written notice must be received by the Company’s Secretary at Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211 not earlier than January 15, 2019 and not later than February 14, 2019; provided, however, that if the date of the 2019 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after May 15, 2019, notice by the stockholder to be timely must be so delivered or received not earlier than the close of business on the 120th day prior to the date of the 2019 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

The notice must contain certain information about the nominee and the stockholder submitting the nomination, as set forth in the By-laws, including (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, such nominee’s name, age, business address and, if known, residence address, principal occupation or employment, the class and number of shares of any capital stock of the Company which are beneficially owned by such person and all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the SEC rules promulgated under the Exchange Act, and (ii) as to the stockholder giving the notice and any Stockholder Associated Person (as defined in the By-laws), the name and address of such stockholder and any Stockholder Associated Person, as they appear on the Company’s books, the class or series and number of shares of the Company which are directly or indirectly owned beneficially and of record by such stockholder or Stockholder Associated Person and any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder or Stockholder Associated Person, and any other direct or indirect opportunity of such stockholder or Stockholder Associated Person to profit or share in any profit derived from any increase or decrease in the value of the shares of the Company, any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or Stockholder Associated Person has a right to vote any shares of any security of the Company, any short interest of such stockholder or Stockholder Associated Person in any security of the Company (for purposes of the By-laws, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), any rights to dividends on the shares of the Company owned beneficially by such stockholder or any Stockholder Associated Person that are separated or separable from the underlying shares of the Company, any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and any performance-related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated Person is entitled to receive, either directly or indirectly, based on any increase or decrease in the value of shares of the Company or Derivative Instruments. A stockholder who is interested in recommending a director candidate should request a copy of the By-laws by writing to the Company’s Secretary at Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211.

Policy for Review of Related Person Transactions

Coke Consolidated’s Code of Business Conduct includes the Company’s policy regarding the review and approval of certain related person transactions. In accordance with the Code of Business Conduct, all material transactions or conflicts of interest involving members of the Board or the Company’s executive officers must be reported to and approved by the Audit Committee. Under the Code of Business Conduct, a material conflict of interest does not include any employment relationship involving a director, executive officer or immediate family member of a director or executive officer and any related compensation solely resulting from that employment relationship if the relationship and the related compensation have been approved by the Compensation Committee of the Board.

For purposes of the Code of Business Conduct, any related person transaction that is required to be reported in the Company’s proxy statements under the SEC rules is deemed to be a “material” transaction and must be reported to and approved by the Audit Committee. Management determines whether a transaction is a material transaction that requires approval by the Audit Committee. The Audit Committee has approved each of the related person transactions described below under “—Related Person Transactions.”

In the course of its review and, if appropriate, approval or ratification of a related person transaction, the Audit Committee considers the relevant facts and circumstances, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence.

The Board also forms special committees from time to time for the purpose of approving certain related person transactions.

Related Person Transactions

System Transformation Transactions with The Coca-Cola Company

The Company’s business consists primarily of the production, marketing and distribution of nonalcoholic beverages of The Coca-Cola Company, which is the sole owner of the secret formulas under which the primary components of its soft drink products, either concentrate or syrup, are manufactured. Accordingly, the Company routinely engages in various transactions with The Coca-Cola Company and its affiliates. As of March 19, 2018, The Coca-Cola Company owned approximately 35% of Coke Consolidated’s outstanding Common Stock, which represented approximately 5% of the total voting power of Coke Consolidated Common Stock and Class B Common Stock voting together. The Coca-Cola Company owned approximately 27% of Coke Consolidated’s outstanding Common Stock and Class B Common Stock on a combined basis as of March 19, 2018.

The Company recently concluded a series of transactions with The Coca-Cola Company and Coca-Cola Refreshments USA, Inc. (“CCR”), a wholly owned subsidiary of The Coca-Cola Company, which were initiated in April 2013 as part of The Coca-Cola Company’s multi-year refranchising of its North American bottling territories (the “System Transformation”). Through several asset purchase and asset exchange transactions with The Coca-Cola Company and CCR, the Company significantly expanded its distribution and manufacturing operations through the acquisition and exchange of distribution territories and regional manufacturing facilities. The Company now distributes, markets and manufactures beverages in territories spanning 14 states and the District of Columbia, and operates a total of 13 manufacturing facilities.

The following table summarizes the distribution territories and regional manufacturing facilities acquired from CCR in the System Transformation:

Completed System Transformation Transactions	Definitive Agreement Date	Acquisition / Exchange Date	Net Cash Purchase Price ($ in millions)
Johnson City and Morristown, Tennessee	May 7, 2014	May 23, 2014	$12.2
Knoxville, Tennessee	August 28, 2014	October 24, 2014	30.9
Cleveland and Cookeville, Tennessee	December 5, 2014	January 30, 2015	13.2
Louisville, Kentucky and Evansville, Indiana	December 17, 2014	February 27, 2015	18.0
Paducah and Pikeville, Kentucky	February 13, 2015	May 1, 2015	7.0
Lexington, Kentucky(1)	October 17, 2014	May 1, 2015	15.3
Norfolk, Fredericksburg and Staunton, Virginia and Elizabeth City, North Carolina	September 23, 2015	October 30, 2015	26.7
Annapolis, Maryland Make-Ready Center	September 23, 2015	October 30, 2015	5.4
Easton and Salisbury, Maryland, Richmond and Yorktown, Virginia and Sandston, Virginia Regional Manufacturing Facility	September 23, 2015	January 29, 2016	75.9
Alexandria, Virginia and Capitol Heights and La Plata, Maryland	September 23, 2015	April 1, 2016	34.8
Baltimore, Hagerstown and Cumberland, Maryland and Baltimore and Silver Spring, Maryland Regional Manufacturing Facilities	September 23, 2015	April 29, 2016	68.5
Cincinnati, Dayton, Lima and Portsmouth, Ohio and Louisa, Kentucky and Cincinnati, Ohio Regional Manufacturing Facility	September 1, 2016	October 28, 2016	99.7
Anderson, Fort Wayne, Lafayette, South Bend and Terre Haute, Indiana	September 1, 2016	January 27, 2017	32.1
Bloomington and Indianapolis, Indiana and Columbus and Mansfield, Ohio and Indianapolis and Portland, Indiana Regional Manufacturing Facilities	September 1, 2016	March 31, 2017	104.6
Akron, Elyria, Toledo, Willoughby and Youngstown, Ohio and Twinsburg, Ohio Regional Manufacturing Facility	April 13, 2017	April 28, 2017	87.9	(2)

Completed System Transformation Transactions	Definitive Agreement Date	Acquisition / Exchange Date	Net Cash Purchase Price ($ in millions)
Little Rock and West Memphis, Arkansas and Memphis, Tennessee and West Memphis, Arkansas Regional Manufacturing Facilities(3)	September 29, 2017	October 2, 2017	15.9	(2)
Memphis, Tennessee	September 29, 2017	October 2, 2017	39.6	(2)

(1)	Acquired in an asset exchange transaction for distribution territory previously served by the Company in and around Jackson, Tennessee.

(2)	Cash purchase price amounts are subject to a final post-closing adjustment in accordance with the terms of the applicable definitive agreement and, as a result, may either increase or decrease.

(3)	Acquired in an asset exchange transaction for distribution territory previously served by the Company in portions of southern Alabama, southeastern Mississippi, southwestern Georgia and northwestern Florida and in and around Somerset, Kentucky and a regional manufacturing facility previously owned by the Company in Mobile, Alabama.

2017 System Transformation Transactions

The System Transformation transactions completed with CCR during fiscal 2017 are described below.

Anderson, Fort Wayne, Lafayette, South Bend and Terre Haute, Indiana Distribution Territories Acquisition. On January 27, 2017, the Company completed a portion of the transactions contemplated by a distribution asset purchase agreement entered into by the Company and CCR in September 2016 (the “September 2016 Distribution APA”), by acquiring distribution rights and related assets in territories previously served by CCR through CCR’s facilities and equipment located in Anderson, Fort Wayne, Lafayette, South Bend and Terre Haute, Indiana. The closing of this transaction occurred for a cash purchase price of $32.1 million, which includes all post-closing adjustments.

Bloomington and Indianapolis, Indiana and Columbus and Mansfield, Ohio Distribution Territories Acquisition and Indianapolis and Portland, Indiana Regional Manufacturing Facilities Acquisition. On March 31, 2017, the Company completed the final transactions contemplated by (i) the September 2016 Distribution APA, by acquiring distribution rights and related assets in territories previously served by CCR through CCR’s facilities and equipment located in Bloomington and Indianapolis, Indiana and Columbus and Mansfield, Ohio, and (ii) a manufacturing asset purchase agreement entered into by the Company and CCR in September 2016, by acquiring regional manufacturing facilities and related manufacturing assets located in Indianapolis and Portland, Indiana. The closing of these transactions occurred for a cash purchase price of $104.6 million, which includes all post-closing adjustments.

Akron, Elyria, Toledo, Willoughby and Youngstown, Ohio Distribution Territories Acquisition and Twinsburg, Ohio Regional Manufacturing Facility Acquisition. On April 28, 2017, the Company completed the transactions contemplated by (i) a distribution asset purchase agreement entered into by the Company and CCR in April 2017 (the “April 2017 Distribution APA”), by acquiring distribution rights and related assets in territories previously served by CCR through CCR’s facilities and equipment located in Akron, Elyria, Toledo, Willoughby and Youngstown, Ohio, and (ii) a manufacturing asset purchase agreement entered into by the Company and CCR in April 2017 (the “April 2017 Manufacturing APA”), by acquiring a regional manufacturing facility and related manufacturing assets located in Twinsburg, Ohio. The closing of these transactions occurred for a cash purchase price of $87.9 million, which remains subject to post-closing adjustment in accordance with the April 2017 Distribution APA and the April 2017 Manufacturing APA.

Little Rock and West Memphis, Arkansas Distribution Territories Acquisition and Memphis, Tennessee and West Memphis, Arkansas Regional Manufacturing Facilities Acquisition. On October 2, 2017, the Company completed the transactions contemplated by an asset exchange agreement entered into by the Company, certain of its wholly owned subsidiaries and CCR in September 2017 (the “CCR AEA”), by (i) acquiring from CCR distribution rights and related assets in territories previously served by CCR through

CCR’s facilities and equipment located in central and southern Arkansas and two regional manufacturing facilities located in Memphis, Tennessee and West Memphis, Arkansas and related manufacturing assets (collectively, the “CCR Exchange Business”) and, in exchange, (ii) transferring to CCR distribution rights and related assets in territories previously served by the Company through its facilities and equipment located in portions of southern Alabama, southeastern Mississippi, southwestern Georgia and northwestern Florida and in and around Somerset, Kentucky and a regional manufacturing facility located in Mobile, Alabama and related manufacturing assets (collectively, the “Deep South and Somerset Exchange Business”). During 2017, the Company paid CCR $15.9 million toward the closing of this transaction, representing an estimate of the difference between the value of the CCR Exchange Business acquired by the Company and the value of the Deep South and Somerset Exchange Business acquired by CCR, which such amount remains subject to final resolution in accordance with the CCR AEA.

Memphis, Tennessee Distribution Territories Acquisition. On October 2, 2017, the Company completed the transactions contemplated by a distribution asset purchase agreement entered into by the Company and CCR in September 2017 (the “September 2017 APA”), by acquiring distribution rights and related assets in distribution territories previously served by CCR through CCR’s facilities and equipment located in and around Memphis, Tennessee, including portions of northwestern Mississippi and eastern Arkansas. The closing of this transaction occurred for a cash purchase price of $39.6 million, which remains subject to post-closing adjustment in accordance with the September 2017 APA.

For more information regarding the System Transformation transactions, see Note 3 and Note 22 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC.

Manufacturing Facilities Discount. The purchase prices for the regional manufacturing facilities acquired in the System Transformation reflect the application of an aggregate valuation adjustment discount of $33.1 million, pursuant to a letter agreement between the Company and The Coca-Cola Company, dated March 31, 2017, in connection with the impact on transaction value from certain adjustments made by The Coca-Cola Company under the RMA (as discussed below) to the authorized pricing on sales of certain beverages produced by the Company under trademarks of The Coca-Cola Company at the acquired manufacturing facilities and sold to The Coca-Cola Company and certain U.S. Coca-Cola bottlers (the “Manufacturing Facilities Letter Agreement”). Following the completion of the System Transformation acquisitions, no amounts remain outstanding under the Manufacturing Facilities Letter Agreement with respect to the acquired regional manufacturing facilities.

Following the completion of the System Transformation, the Company is party to several key agreements that (i) provide the Company with rights to distribute, market and manufacture beverage products and (ii) coordinate the Company’s role in the North American Coca-Cola system. The following sections summarize certain of these key agreements.

Beverage Distribution and Manufacturing Agreements with The Coca-Cola Company and CCR

The Company has (i) exclusive rights to distribute, promote, market and sell certain nonalcoholic beverages of The Coca-Cola Company pursuant to a comprehensive beverage agreement with The Coca-Cola Company and CCR and (ii) rights to manufacture, produce and package certain beverages bearing trademarks of The Coca-Cola Company pursuant to a regional manufacturing agreement with The Coca-Cola Company. These agreements, which are the Company’s principal agreements with The Coca-Cola Company and its affiliates following completion of the System Transformation, are described below.

Distribution Agreement with The Coca-Cola Company and CCR. The Company has exclusive rights to distribute, promote, market and sell certain beverages and beverage products of The Coca-Cola Company in certain territories pursuant to a comprehensive beverage agreement with The Coca-Cola Company and CCR entered into on March 31, 2017 (as amended, the “CBA”), in exchange for which the Company is required to make quarterly sub-bottling payments to CCR. The amount of these payments is based on gross profit derived from the Company’s sales of beverages and beverage products of The Coca-Cola Company as well as certain cross-licensed beverage brands not owned or licensed by The Coca-Cola Company. These sub-bottling payments to CCR are for the distribution territories the Company acquired in the System Transformation, and are not applicable to the territories the Company served prior to the System Transformation or to those territories the Company acquired in an exchange transaction. During fiscal 2017, the Company made sub-bottling payments of $16.7 million to CCR pursuant to the CBA. The Company accounts for the quarterly sub-bottling payments as contingent consideration.

For more information about the accounting treatment of the quarterly sub-bottling payments, see Note 15 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

The CBA contains provisions that apply in the event of a potential sale of the Company or its aggregate businesses related to the distribution, promotion, marketing and sale of beverages and beverage products of The Coca-Cola Company. Pursuant to the CBA, the Company may only sell its distribution business to either The Coca-Cola Company or third-party buyers approved by The Coca-Cola Company. The Company can obtain a list of approved third-party buyers from The Coca-Cola Company on an annual basis or can seek The Coca-Cola Company’s approval of a potential buyer upon receipt of a third-party offer to purchase the distribution business. If the Company wishes to sell its distribution business to The Coca-Cola Company and is unable to agree with The Coca-Cola Company on the terms of a binding purchase and sale agreement, including the purchase price for the distribution business, the CBA provides that the Company may either withdraw from negotiations or initiate a third-party valuation process to determine the purchase price and, upon this determination, opt to continue with the potential sale to The Coca-Cola Company. If the Company elects to continue with the potential sale, The Coca-Cola Company would then have the option to (i) purchase the distribution business at the purchase price determined by the third-party valuation process and pursuant to the sale terms set forth in the CBA (including, to the extent not otherwise agreed to by the Company and The Coca-Cola Company, default non-price terms and conditions of the acquisition agreement) or (ii) elect not to purchase the distribution business, in which case the CBA would be automatically amended to, among other things, permit the Company to sell its distribution business to any third party without obtaining The Coca-Cola Company’s prior approval.

The CBA further provides:

•	the right of The Coca-Cola Company to terminate the CBA in the event of an uncured default by the Company, in which case The Coca-Cola Company (or its designee) is required to acquire the Company’s distribution business;

•	the requirement that the Company maintain an annual equivalent case volume per capita change rate that is not less than one standard deviation below the median of the rates for all U.S. Coca-Cola bottlers for the same period; and

•	the requirement that the Company make minimum, ongoing capital expenditures in its distribution business at a specified level.

The CBA prohibits the Company from producing, manufacturing, preparing, packaging, distributing, selling, dealing in or otherwise using or handling any beverages, beverage components or other beverage products (i) other than the beverages and beverage products of The Coca-Cola Company and expressly permitted cross-licensed brands and (ii) unless otherwise consented to by The Coca-Cola Company. The CBA has a term of 10 years and is renewable by the Company indefinitely for successive additional terms of 10 years, unless earlier terminated as provided therein.

For more information about the CBA, see Part I, “Item 1. Business” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Territory Conversion Fee. Pursuant to a territory conversion agreement the Company entered into with CCR and The Coca-Cola Company in September 2015 (as amended), upon the conversion of the Company’s and its subsidiaries’ then-existing bottling agreements for The Coca-Cola Company beverage brands to new comprehensive beverage agreements on March 31, 2017, the Company and its subsidiaries received a one-time fee from CCR, which, after final adjustments, totaled $91.5 million. This amount was equivalent to 0.5 times the

EBITDA (earnings before interest, taxes, depreciation and amortization) the Company and its subsidiaries generated during the 12-month period ended January 1, 2017 from sales in the territories the Company and its subsidiaries served prior to the System Transformation of certain beverages owned by or licensed to The Coca-Cola Company or Monster Energy Company on which the Company and its subsidiaries pay, and The Coca-Cola Company receives, a facilitation fee. The CBA is the new comprehensive beverage agreement entered into by the Company and the new comprehensive beverage agreements entered into by the Company’s subsidiaries are substantially similar to the CBA but do not require the subsidiaries to make quarterly sub-bottling payments to CCR.

Manufacturing Agreement with The Coca-Cola Company. The Company has rights to manufacture, produce and package certain beverages and beverage products of The Coca-Cola Company at the Company’s manufacturing facilities pursuant to a regional manufacturing agreement with The Coca-Cola Company entered into on March 31, 2017 (as amended, the “RMA”). These beverages may be distributed by the Company for its own account in accordance with the CBA, or may be sold by the Company to certain other U.S. Coca-Cola bottlers and to the Coca-Cola North America division of The Coca-Cola Company (“CCNA”) in accordance with the RMA. Pursuant to the RMA, the prices (or certain elements of the formulas used to determine the prices) that the Company charges for these sales to CCNA or other U.S. Coca-Cola bottlers are unilaterally established by CCNA from time to time.

Under the RMA, the Company’s aggregate business primarily related to the manufacture of certain beverages and beverage products of The Coca-Cola Company and permitted third-party beverage products are subject to the same agreed upon sale process provisions in the CBA, including the obligation to obtain The Coca-Cola Company’s prior approval of a potential purchaser of the Company’s manufacturing business and provisions for the sale of such business to The Coca-Cola Company. The RMA requires that the Company make minimum, ongoing capital expenditures in its manufacturing business at a specified level. The Coca-Cola Company has the right to terminate the RMA in the event of an uncured default by the Company under the CBA or in the event of an uncured breach of the Company’s material obligations under the RMA or the NPSG Governance Agreement (as discussed below).

The RMA prohibits the Company from manufacturing any beverages, beverage components or other beverage products (i) other than the beverages and beverage products of The Coca-Cola Company and certain expressly permitted cross-licensed brands and (ii) unless otherwise consented to by The Coca-Cola Company. Subject to The Coca-Cola Company’s termination rights, the RMA has a term that continues for the duration of the term of the CBA.

For more information about the RMA, see Part I, “Item 1. Business” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Legacy Facilities Credit. To compensate the Company for the net economic impact of the changes made by The Coca-Cola Company to the authorized pricing under the RMA on sales of certain products of The Coca-Cola Company produced by the Company at the manufacturing facilities it owned prior to the System Transformation and sold to The Coca-Cola Company and certain U.S. Coca-Cola bottlers versus the Company’s historical returns for products produced at such legacy facilities prior to the conversion of the Company’s then-existing manufacturing agreements with The Coca-Cola Company to the RMA on March 31, 2017, the Manufacturing Facilities Letter Agreement established a mechanism for The Coca-Cola Company to provide the Company with a one-time credit (the “Legacy Facilities Credit”). Pursuant to a letter agreement between the Company and The Coca-Cola Company, dated December 26, 2017, the parties agreed that the amount of the Legacy Facilities Credit to be paid to the Company under the Manufacturing Facilities Letter Agreement was approximately $43.0 million, which amount was paid by The Coca-Cola Company in December 2017.

Finished Goods Supply Arrangements. Coke Consolidated also has production arrangements with CCR to buy and sell finished beverage products at cost. Purchases from CCR under these production arrangements were $114.9 million in fiscal 2017. Gross sales to CCR under these production arrangements were $76.7 million in fiscal 2017. The Company also transports products for CCR to the Company’s and other Coca-Cola bottlers’ sales and distribution locations. Total sales to CCR for transporting CCR’s products were $2.0 million in fiscal 2017.

Coca-Cola System Agreements

As part of the System Transformation process, Coke Consolidated entered into agreements with The Coca-Cola Company, CCR and other Coca-Cola bottlers regarding product supply, information technology services and other aspects of the North American Coca-Cola system, as described below. Many of these agreements involve new system governance structures providing for greater participation and involvement by bottlers which require increased demands on the Company’s management and more collaboration and alignment by the participating bottlers in order to successfully implement Coca-Cola system plans and strategies. Coke Consolidated believes these system governance initiatives will benefit the Company and the Coca-Cola system, but the failure of these mechanisms to function efficiently could impair the Company’s ability to realize their intended benefits.

National Product Supply Governance Agreement. The Company is a member of a national product supply group (the “NPSG”), comprised of The Coca-Cola Company and other Coca-Cola bottlers who are regional producing bottlers (“RPBs”) in The Coca-Cola Company’s national product supply system, pursuant to a national product supply governance agreement executed in October 2015 with The Coca-Cola Company and other RPBs (the “NPSG Governance Agreement”). The stated objectives of the NPSG include, among others, (i) Coca-Cola system strategic infrastructure investment and divestment planning; (ii) network optimization of all plant to distribution center sourcing; and (iii) new product/packaging infrastructure planning.

Under the NPSG Governance Agreement, the NPSG members established certain governance mechanisms, including a governing board (the “NPSG Board”) comprised of a representative of (i) the Company, (ii) The Coca-Cola Company and (iii) each other RPB. As of December 31, 2017, the NPSG Board consisted of The Coca-Cola Company, the Company and seven other RPBs. The NPSG Board makes and/or oversees and directs certain key decisions regarding the NPSG, including decisions regarding the management and staffing of the NPSG and the funding for its ongoing operations. Pursuant to the decisions of the NPSG Board made from time to time and subject to the terms and conditions of the NPSG Governance Agreement, each RPB is required to make investments in its respective manufacturing assets and implement Coca-Cola system strategic investment opportunities consistent with the NPSG Governance Agreement. The Company is also obligated to pay a certain portion of the costs of operating the NPSG. During fiscal 2017, the Company incurred $1.1 million in NPSG operating costs.

For more information about the NPSG and the NPSG Governance Agreement, see Part I, “Item 1. Business” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

CONA Services LLC. The Company is a member of CONA Services LLC (“CONA”), an entity formed with The Coca-Cola Company and certain other Coca-Cola bottlers pursuant to a limited liability company agreement executed in January 2016 (as amended, the “CONA LLC Agreement”) to provide business process and information technology services to its members.

Under the CONA LLC Agreement, the business and affairs of CONA are managed by a board of directors comprised of representatives of its members (the “CONA Board”). All directors are entitled to one vote, regardless of the percentage interest in CONA held by each member. The Company currently has the right to designate one of the members of the CONA Board and has a percentage interest in CONA of approximately 20%. Most matters to be decided by the CONA Board require approval by a majority of a quorum of the directors, provided that the approval of 80% of the directors is required to, among other things, require members to make additional capital contributions, approve CONA’s annual operating and capital budgets and approve capital expenditures in excess of certain agreed upon amounts. Each CONA member is required to make capital contributions to CONA if and when approved by the CONA Board. During fiscal 2017, the Company made $3.6 million of capital contributions to CONA.

The Company is also party to an amended and restated Master Services Agreement with CONA (the “Master Services Agreement”), pursuant to which CONA agreed to make available, and the Company became authorized to use, the Coke One North America system (the “CONA System”), a uniform information technology system developed to promote operational efficiency and uniformity among North American Coca-Cola bottlers. As part of making the CONA System available, CONA provides the Company with certain business process and information technology services, including the planning, development, management and operation of the CONA System in connection with the Company’s direct store delivery and manufacture of products (collectively, the “CONA Services”).

In exchange for the Company’s rights to use the CONA System and receive the CONA Services under the Master Services Agreement, the Company is charged service fees by CONA based on the number of physical cases of beverages the Company distributed or manufactured during the applicable period in the portion of its territories where the CONA Services have then been implemented (the “Service Fees”). Upon the earlier of (i) all members of CONA beginning to use the CONA System in all territories in which they distribute and manufacture Coca-Cola products (excluding certain territories of CCR that are expected to be sold to bottlers that are neither members of CONA nor users of the CONA System) or (ii) December 31, 2018, the amount of the Service Fees will be changed to be an amount per physical case of beverages distributed or manufactured in any portion of the Company’s territories equal to the aggregate costs incurred by CONA to maintain and operate the CONA System and provide the CONA Services divided by the total number of cases distributed or manufactured by all of the members of CONA, subject to certain exceptions and provided that the aggregate costs related to CONA’s manufacturing functionality will be borne solely amongst the CONA members who have rights to manufacture beverages of The Coca-Cola Company. The Company is obligated to pay the Service Fees under the Master Services Agreement even if it is not using the CONA System for all or any portion of its distribution and manufacturing operations. During fiscal 2017, the Company incurred CONA Service Fees of $12.6 million.

For more information about CONA, the CONA LLC Agreement and the Master Services Agreement, see Part I, “Item 1. Business” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Amended and Restated Ancillary Business Letter. As part of the System Transformation, the Company entered into an amended and restated ancillary business letter with The Coca-Cola Company in March 2017, pursuant to which the Company was granted advance waivers to acquire or develop certain lines of business involving the preparation, distribution, sale, dealing in or otherwise using or handling of certain beverage products that would otherwise be prohibited under the CBA or any similar agreement. Specifically, subject to certain limited exceptions, the Company is prohibited from acquiring or developing any line of business inside or outside of its territories governed by the CBA or any similar agreement prior to January 1, 2020 without the consent of The Coca-Cola Company, which consent may not be unreasonably withheld. After January 1, 2020, The Coca-Cola Company would be required to consent (which consent may not be unreasonably withheld) to the Company’s acquisition or development of (i) any grocery, quick service restaurant, or convenience and petroleum store business engaged in the sale of beverages, beverage components and other beverage products not otherwise authorized or permitted by the CBA or (ii) any other line of business for which beverage activities otherwise prohibited under the CBA represent more than a certain threshold of net sales (subject to certain limited exceptions).

Glacéau. In June 2016, the Company entered into an agreement with The Coca-Cola Company and CCR (the “Glacéau Agreement”) pursuant to which the Company commenced the distribution, promotion, marketing and sale of Glacéau brand beverage products as of January 1, 2017 in certain territories located in portions of Delaware, Maryland, Virginia and the District of Columbia in which the Company is currently authorized to distribute products of The Coca-Cola Company (the “Glacéau Territory”). In consideration for the Company’s opportunity to commence the distribution, promotion, marketing and sale of the products in the Glacéau Territory on January 1, 2017, the Glacéau Agreement provided for the Company to make a payment to The Coca-Cola Company equal to a portion of the total payment made by The Coca-Cola Company to terminate a distribution arrangement with a prior distributor in the Glacéau Territory. During the first quarter of 2017, the Company made this payment, in the amount of $15.6 million, to The Coca-Cola Company.

Investment in Southeastern Container. In December 2017, CCR redistributed a portion of its investment in Southeastern Container, a manufacturing cooperative the Company co-owns with several other Coca-Cola bottlers. As a result of this redistribution, the Company increased its investment in Southeastern Container by $6.0 million.

Concentrates and Syrups; Marketing Programs

The Company’s agreements with The Coca-Cola Company generally entitle the Company to purchase concentrates and syrups at prices, on terms of payment, and on other terms and conditions of supply as determined from time to time by The Coca-Cola Company in its sole discretion. Coke Consolidated has also entered into supplemental agreements with The Coca-Cola Company generally providing that The Coca-Cola Company will sell syrups and concentrates to the Company at prices no greater than those charged to other bottlers party to agreements substantially similar to those between the Company and The Coca-Cola Company.

The Company has an incidence-based pricing agreement with The Coca-Cola Company that establishes the prices charged by The Coca-Cola Company to the Company for (i) concentrates of sparkling and certain still beverages produced by the Company and (ii) certain purchased still beverages. Under this agreement, the prices charged by The Coca-Cola Company are impacted by a number of factors, including the incidence rate in effect, the Company’s pricing and sales of finished products, the channels in which the finished products are sold and package mix. The Coca-Cola Company has no rights under the incidence-based pricing agreement to establish the resale prices at which the Company sells its products, but does have rights to establish pricing under other agreements, including the RMA.

The CBA requires the Company to use all approved means and spend such funds on advertising and other forms of marketing as reasonably required to create, stimulate and satisfy demand for The Coca-Cola Company’s beverage products in the Company’s territories. Coke Consolidated is required to meet with The Coca-Cola Company each year to present its annual and long-range operating, marketing, management and advertising plans, including financial plans showing that Coke Consolidated has the financial capacity to perform its duties and obligations to The Coca-Cola Company.

While The Coca-Cola Company has provided Coke Consolidated with marketing funding support in the past, the Company’s bottling agreements generally do not obligate The Coca-Cola Company to do so.

The following table summarizes the significant transactions between Coke Consolidated and The Coca-Cola Company during fiscal 2017 regarding concentrates and syrups, marketing programs, finished goods distribution, fountain delivery and equipment repair, changes in our bottling agreements with The Coca-Cola Company and related activities:

Transactions	$ Amount (in millions)
Payments made by the Company to The Coca-Cola Company for:
Concentrate, syrup, sweetener and other purchases	$1,085.9
Customer marketing programs	139.5
Cold drink equipment parts	25.4
Glacéau distribution agreement consideration	15.6

Payments made by The Coca-Cola Company to the Company for:
Conversion of bottling agreements	$91.5
Marketing funding support payments	83.2
Fountain delivery and equipment repair fees	35.3
Legacy Facilities Credit	43.0
Facilitating the distribution of certain brands and packages to other Coca-Cola bottlers	10.5
Cold drink equipment	8.4
Presence marketing funding support on the Company’s behalf	4.8

Other Transactions with The Coca-Cola Company

Piedmont Coca-Cola Bottling Partnership

In 1993, Piedmont Coca-Cola Bottling Partnership (“Piedmont”) was formed by Coke Consolidated and The Coca-Cola Company to distribute and market nonalcoholic beverage products under trademarks of

The Coca-Cola Company and other third-party licensors primarily in portions of North Carolina and South Carolina. Coke Consolidated owns a 77.3% interest in Piedmont and The Coca-Cola Company owns the remaining 22.7% interest thereof. The initial term of the Piedmont partnership agreement is through 2018, with automatic successive two-year renewal periods unless any party provides 12 months’ written notice of termination prior to the expiration of the then-current term, but it can be terminated earlier under certain circumstances. Each partner’s interest is subject to limitations on transfer, rights of first refusal and other purchase rights in the case of specified events.

Coke Consolidated manufactures and packages products for and manages Piedmont pursuant to a management agreement. Coke Consolidated receives a management fee based on total case sales, reimbursement for out-of-pocket expenses and reimbursement for sales branch, divisional and other expenses. The term of the management agreement is through 2018, but it can be terminated earlier in the event of certain change of control events, a termination of Piedmont or a material default by either party. During fiscal 2017, Coke Consolidated received management fees of $36.5 million from Piedmont. Coke Consolidated sells product at cost to Piedmont. These sales amounted to $142.9 million in fiscal 2017. Coke Consolidated also subleases various fleet and vending equipment to Piedmont at cost. These sublease rentals amounted to $4.5 million in fiscal 2017.

Coke Consolidated has agreed to provide financing to Piedmont of up to $100.0 million under an agreement that expires on December 31, 2019 with automatic one-year renewal periods unless either the Company or Piedmont provides 10 days’ prior written notice of cancellation to the other party before any such one-year renewal period begins. Piedmont pays Coke Consolidated interest on its borrowings at Coke Consolidated’s average monthly cost of borrowing, taking into account all indebtedness of the Company and its consolidated subsidiaries, as determined as of the last business day of each calendar month plus 0.5%. There were no amounts outstanding under this agreement as of December 31, 2017.

Piedmont has agreed to provide financing to the Company of up to $200.0 million under an agreement that expires on December 31, 2022 with automatic one-year renewal periods unless a demand for payment of any amount borrowed by Coke Consolidated is made by Piedmont prior to any such termination date. Borrowings under the revolving loan agreement bear interest on a monthly basis at a rate that is the average rate for the month on A1/P1-rated commercial paper with a 30-day maturity, which was 1.47% at December 31, 2017. There was $111.8 million outstanding under this agreement as of December 31, 2017.

Amended and Restated Stock Rights and Restrictions Agreement

On January 27, 1989, Coke Consolidated entered into a Stock Rights and Restrictions Agreement (the “Rights and Restrictions Agreement”) with The Coca-Cola Company, under which The Coca-Cola Company agreed (i) not to acquire additional shares of Coke Consolidated Common Stock or Class B Common Stock except in certain circumstances and (ii) not to sell or otherwise dispose of shares of Coke Consolidated Class B Common Stock without first converting them into Coke Consolidated Common Stock except in certain circumstances.

On February 19, 2009, Coke Consolidated entered into an Amended and Restated Stock Rights and Restrictions Agreement (the “Amended Rights and Restrictions Agreement”) with The Coca-Cola Company and J. Frank Harrison, III, the Company’s Chairman and CEO. In connection with entering into the Amended Rights and Restrictions Agreement, The Coca-Cola Company converted all of its 497,670 shares of Coke Consolidated Class B Common Stock into an equivalent number of shares of Coke Consolidated Common Stock. The material terms of the Amended Rights and Restrictions Agreement include the following:

•	so long as no person or group controls more of Coke Consolidated’s voting power than is collectively controlled by J. Frank Harrison, III, trustees under the will of J. Frank Harrison, Jr. and any trust that holds shares of Coke Consolidated stock for the benefit of the descendants of J. Frank Harrison, Jr. (collectively, the “Harrison Family”), The Coca-Cola Company will not acquire additional shares of Coke Consolidated stock without Coke Consolidated’s consent;

•	so long as no person or group controls more of Coke Consolidated’s voting power than is controlled by the Harrison Family, the Company has a right of first refusal with respect to any proposed disposition by The Coca-Cola Company of shares of Coke Consolidated stock;

•	Coke Consolidated has the right through January 27, 2019 to call for redemption of the number of shares of its stock that would reduce The Coca-Cola Company’s equity ownership in the Company to 20% at a price not less than $42.50 per share, to be either mutually determined by the parties or determined by an appraisal or appraisals conducted by an investment banker or bankers appointed by the parties;

•	The Coca-Cola Company has certain registration rights with respect to shares of Coke Consolidated stock owned by it; and

•	as long as The Coca-Cola Company holds the number of shares of Coke Consolidated stock that it currently owns, it has the right to have its designee proposed by the Company for nomination to the Board, and J. Frank Harrison, III and trustees of certain trusts established for the benefit of members of the Harrison Family have agreed to vote shares of Coke Consolidated stock which they control in favor of such designee.

The Amended Rights and Restrictions Agreement also provides The Coca-Cola Company the option to exchange its 497,670 shares of Coke Consolidated Common Stock for an equivalent number of shares of Coke Consolidated Class B Common Stock in the event any person or group acquires control of more of Coke Consolidated’s voting power than is controlled by the Harrison Family.

The Amended Rights and Restrictions Agreement eliminated certain provisions of the prior Rights and Restrictions Agreement, including The Coca-Cola Company’s option and obligation to maintain certain equity and voting percentages in the Company and its preemptive right to acquire shares of Coke Consolidated stock.

Jennifer K. Mann has been The Coca-Cola Company’s designee on the Board since May 2017. She was designated by The Coca-Cola Company to fill the vacancy resulting from the retirement of Alexander B. Cummings, Jr., who had been The Coca-Cola Company’s designee on the Board since March 2010. Neither Mr. Cummings nor Ms. Mann participated in discussions or votes by the Board relating to the System Transformation.

Other Related Person Transactions

Along with all other U.S. Coca-Cola bottlers (including CCR), Coke Consolidated is a member of Coca-Cola Bottlers’ Sales & Services Company LLC (the “Sales and Services Company”), which was formed in 2003 to facilitate various procurement functions and the distribution of certain beverage products of The Coca-Cola Company with the intention of enhancing the efficiency and competitiveness of the U.S. Coca-Cola bottling system. The Sales and Services Company negotiated the procurement for the majority of the Company’s raw materials (excluding concentrate) in fiscal 2017. Coke Consolidated incurred $2.3 million in fiscal 2017 for its share of the Sales and Services Company’s administrative costs. Amounts due from the Sales and Services Company for rebates on raw material purchases were $11.2 million as of December 31, 2017.

Coke Consolidated leases the Snyder Production Center and an adjacent sales facility in Charlotte, North Carolina from Harrison Limited Partnership One (“HLP”) pursuant to a 10-year lease expiring on December 31, 2020. HLP is directly and indirectly owned by trusts of which J. Frank Harrison, III, the Company’s Chairman and CEO, and Sue Anne H. Wells, a director of the Company, are trustees and beneficiaries and of which Morgan H. Everett, Coke Consolidated’s Vice President and a director of the Company, is a permissible, discretionary beneficiary. Pursuant to its terms, the annual base rent payable under this lease agreement is subject to an adjustment for an inflation factor. Rental payments related to this lease were $4.1 million in fiscal 2017. The principal balance outstanding under this capital lease as of December 31, 2017 was $11.6 million. This lease agreement was negotiated under the supervision of a special committee of the Board, comprised of independent directors with no interest in the transaction.

Coke Consolidated leases its corporate headquarters and an adjacent office facility in Charlotte, North Carolina from Beacon Investment Corporation, of which J. Frank Harrison, III is the majority stockholder and Morgan H. Everett is a minority stockholder, pursuant to a lease expiring on December 31, 2021. The annual base rent the Company is obligated to pay under this lease agreement is subject to adjustment for increases in the Consumer

Price Index. Total payments under this lease agreement were $4.4 million in fiscal 2017. The principal balance outstanding under this capital lease as of December 31, 2017 was $12.8 million. This lease agreement was approved by the Audit Committee and a special committee of the Board formed to consider purchase, lease and other alternatives available to the Company in connection with the expiration of a prior lease relating to the Company’s corporate facilities.

Morgan H. Everett, Coke Consolidated’s Vice President and a member of the Board, is the daughter of J. Frank Harrison, III, the Company’s Chairman and CEO. During fiscal 2017, Ms. Everett received total compensation of approximately $249,000. The compensation for Ms. Everett was established by the Company in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. The Compensation Committee of the Board, which is comprised entirely of independent directors, reviewed and approved the compensation paid to Ms. Everett during fiscal 2017. Mr. Harrison does not have a financial interest in the Company’s employment relationship with Ms. Everett, nor does he share a home with her.

Certain trusts of which J. Frank Harrison, III and Sue Anne H. Wells are trustees and beneficiaries and Morgan H. Everett is a permissible, discretionary beneficiary have the right to acquire 292,386 shares of Class B Common Stock from Coke Consolidated in exchange for an equal number of shares of Common Stock. In the event of such an exchange, Mr. Harrison would have sole voting and investment power over the shares of Class B Common Stock acquired. The trusts do not own any shares of Common Stock with which to make the exchange, and any purchase of Common Stock would require approval by the trustees of the trusts.

The Board’s Role in Risk Oversight

Management is responsible for managing the risks that Coke Consolidated faces. The Board is responsible for overseeing management’s approach to risk management. The involvement of the full Board in reviewing the Company’s strategic objectives and plans is a key part of the Board’s assessment of management’s approach and tolerance to risk. While the Board has ultimate oversight responsibility for overseeing management’s risk management process, various committees of the Board assist it in fulfilling that responsibility.

The Audit Committee assists the Board in its oversight of risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Compensation Committee assists the Board in its oversight of the evaluation and management of risks related to Coke Consolidated’s compensation policies and practices.

The Board believes that this division of responsibilities is the most effective risk management approach and that the Board leadership structure supports this approach. With his in-depth knowledge and understanding of Coke Consolidated’s business gained from his 40 years of employment with the Company and his position as the Controlling Stockholder and a member of the founding family of Coke Consolidated, Mr. Harrison is uniquely positioned to lead the Board, particularly as it focuses on identifying and managing the key strategic risks facing the Company.

Communications with the Board of Directors

Stockholders and other interested parties can communicate directly with any of the Company’s directors, including its non-employee directors or the Lead Independent Director, by sending a written communication to a director c/o Secretary at Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211. All communications received in accordance with these procedures will be promptly reviewed by the Secretary before being forwarded to the appropriate director or directors. The Company generally will not forward to directors a stockholder communication that the Secretary determines to be primarily commercial in nature, relates to an improper or irrelevant topic or requests general information about the Company.

Director Compensation

The table below shows the compensation paid to each non-employee director who served on the Board in fiscal 2017. Directors who are also employees of the Company (currently Messrs. Harrison, Flint and Kasbekar and Ms. Everett) receive no compensation for their service as directors.

2017 Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	All Other Compensation ($)	Total ($)
Alexander B. Cummings, Jr.(2)	$53,159	—	$53,159
Sharon A. Decker	161,200	—	161,200
James R. Helvey, III	158,000	—	158,000
William H. Jones	159,600	—	159,600
Jennifer K. Mann(3)	96,841	—	96,841
James H. Morgan	179,400	—	179,400
John W. Murrey, III	150,000	—	150,000
Sue Anne H. Wells	150,000	—	150,000
Dennis A. Wicker	184,400	—	184,400
Richard T. Williams(4)	53,397	—	53,397

(1)	The amounts shown in this column represent the aggregate amounts of all fees earned or paid in cash for services as a director in fiscal 2017.
(2)	Mr. Cummings did not stand for reelection at the 2017 Annual Meeting of Stockholders; therefore, his term as a director of the Company expired on May 9, 2017.
(3)	Ms. Mann was elected to the Board on May 9, 2017.
(4)	Mr. Williams was elected to the Board on August 23, 2017.

The elements of compensation for the Company’s non-employee directors are as follows:

Basic Annual Retainer for All Non-Employee Directors	$150,000
Supplemental Annual Retainer for Chairman of the Audit Committee	15,000
Supplemental Annual Retainer for Chairman of the Compensation Committee	10,000
Supplemental Annual Retainer for Lead Independent Director	10,000
Award for Each Committee Meeting Attended	1,600

The Compensation Committee reviews and approves compensation of the members of the Board. In approving annual director compensation, the Compensation Committee considers recommendations of management and approves the recommendations with such modifications as the committee deems appropriate.

Under the Coca-Cola Bottling Co. Consolidated Director Deferral Plan, non-employee directors may defer payment of all or a portion of their annual retainer and meeting fees until they no longer serve on the Board. Deferred fees are deemed to be invested in mutual funds selected by the directors from a predetermined list of funds. When a director retires or resigns, the director is entitled to receive cash payments in installments based upon the amount of fees deferred and the investment return on the selected investment.

Compensation Discussion and Analysis

This section explains Coke Consolidated’s executive compensation program as it relates to the following executive officers (the “named executive officers”) of the Company:

J. Frank Harrison, III	Chairman of the Board and Chief Executive Officer
Clifford M. Deal, III(1)	Senior Vice President and Chief Financial Officer
Henry W. Flint	President and Chief Operating Officer
James E. Harris	Executive Vice President, Business Transformation and Business Services
David M. Katz(1)	Executive Vice President, Product Supply and Culture & Stewardship

(1)	Mr. Katz succeeded Mr. Deal as Chief Financial Officer of the Company effective January 26, 2018.

This discussion includes statements regarding financial and operating performance targets in the limited context of the Company’s executive compensation program. Investors should not evaluate these statements in any other context. These statements are not statements of management’s expectations of future results or guidance.

Executive Summary

The goals for the Company’s executive compensation program are to provide compensation that is:

•	competitive to attract and retain appropriate executive talent;

•	affordable and appropriately aligned with stockholder interests;

•	fair, equitable and consistent as to each component of compensation;

•	designed to motivate the executive officers to achieve the Company’s annual and long-term strategic goals and to reward performance based on the attainment of those goals;

•	designed to appropriately take into account risk and reward in the context of the Company’s business environment and long-range business plans;

•	designed to consider individual value and contribution to the Company’s success;

•	reasonably balanced across types and purposes of compensation, particularly with respect to fixed compensation objectives, short-term and long-term performance-based objectives and retention and retirement objectives;

•	sensitive to, but not exclusively reliant upon, market benchmarks; and

•	responsive to the Company’s succession planning objectives.

The Compensation Committee of the Board (referred to as the “Committee” in this section and the “Executive Compensation Tables” section) seeks to accomplish these goals in a way that is consistent with the purpose and core values of Coke Consolidated and the long-term interests of the Company and its stockholders and employees.

In making decisions about executive compensation, the Committee relies primarily on its general experience and subjective considerations of various factors, including individual and corporate performance, the Company’s strategic business goals and compensation survey data. The Committee does not set specific targets or benchmarks for overall compensation or for allocations between different elements and types of compensation.

The Committee oversees the compensation program for the Company’s executive officers with the assistance of senior management. The Committee reviews, approves and determines all elements of compensation for each executive officer.

The following table lists the key elements of the Company’s 2017 executive compensation program:

Key Elements of 2017 Executive Compensation Program

Element	Description	Purpose
Base Salaries	Fixed cash compensation based on position, experience, level of responsibility, individual job performance, contributions to the Company’s corporate performance, job tenure and future potential.	Provide a fixed, baseline level of cash compensation.
Annual Bonus Plan	Cash payment tied to performance during the fiscal year.	Motivate executive officers to achieve the Company’s annual strategic and financial goals.
Long-Term Performance Plan	Cash payment tied to performance over a three-year period. The CEO does not participate in this plan.	Promote retention and motivate executive officers to achieve the Company’s long-term strategic and financial goals.
CEO Performance Units	Performance-based restricted stock units granted only to CEO. Awards vest in equal annual increments over a 10-year period with each annual increment tied to the Company’s annual performance.	Promote long-term retention, motivate the CEO to consistently achieve the Company’s annual strategic and financial goals, and maintain an appropriate balance of at-risk, performance-based compensation for the CEO.
Officer Retention Plan	Supplemental defined benefit plan providing retirement and severance benefits.	Attract executive talent and promote retention with a long-term perspective.
Long-Term Retention Plan	Supplemental defined contribution plan providing retirement and severance benefits.	Attract executive talent and promote retention with a long-term perspective.
Supplemental Savings Incentive Plan	Supplemental deferred compensation plan enabling executive officers to defer a portion of their annual salary and bonus and cash awards under the Long-Term Performance Plan.	Promote retention, encourage executive officers to save for retirement and provide retirement savings in a tax-efficient manner.
Other Benefits and Executive Compensation Policies	Premiums paid for life and disability insurance, annual flexible benefit allowance and personal use of corporate aircraft.	Attract and retain executive talent and enhance efficiency.

Determining Executive Compensation

Discretion and Subjective Judgment of Committee

The Committee reviews and determines all compensation for the executive officers.

In determining base salaries, annual and long-term incentive targets and all other matters related to executive compensation, the Committee relies on its general experience and subjective considerations of various factors, including the Company’s strategic business goals, compensation survey data and each executive officer’s position, experience, level of responsibility, individual job performance, contributions to the Company’s corporate performance, job tenure and future potential.

The Committee does not set specific targets or benchmarks for overall compensation or for allocations between fixed and performance-based compensation, cash and noncash compensation or short-term and long-term compensation.

Annual Compensation Reviews

The Committee conducts an annual review of executive officer compensation to determine if changes are appropriate. As part of this review, management submits recommendations to the Committee for review and approval.

Management’s recommendations are determined based on an annual compensation review process conducted by senior management, including the named executive officers. This process includes reviewing self-assessments completed by each executive officer, job performance reviews completed by each executive officer’s supervising manager and comparative compensation data provided by management’s compensation consultant. Based on this process, the Vice Chairman and the President and Chief Operating Officer make specific recommendations to the CEO. (In 2018, the Executive Vice President, General Counsel and Secretary will take over the role of the Vice Chairman in the annual compensation review process.) The CEO reviews and approves compensation recommendations for all executive officers, including the named executive officers, before they are submitted to the Committee.

Following a review of management’s recommendations, the Committee approves the compensation recommendations for the executive officers with any modifications the Committee deems appropriate. The Committee may also adjust compensation for specific individuals at other times during the year.

Role of Compensation Consultants and Market Analysis

Management retained Korn Ferry Hay Group to assist with an overall review of the compensation program and to provide general advice and counsel regarding various executive and director compensation matters. During 2017, management retained Korn Ferry Hay Group to complete a comparative study of the Company’s executive compensation program relative to peer companies and survey data, which was considered by the Committee in connection with its decisions regarding compensation for 2017 (the “2017 Executive Compensation Review”). A Korn Ferry Hay Group representative attended the 2017 Committee meetings and also met in executive session with the Committee.

The 14 peer group companies used for the 2017 Executive Compensation Review were all publicly traded companies similar in size to the Company and in the food and beverage industry. The peer group consisted of the following companies:

Company Name	2016 Net Reported Revenues ($ in billions)
The Hain Celestial Group, Inc.	$2.9
Monster Beverage Corporation	3.0
McCormick & Company, Incorporated	4.4
Molson Coors Brewing Company	4.9
Mead Johnson Nutrition Company	3.7
Flowers Foods, Inc.	3.9
Brown-Forman Corporation	3.0
Constellation Brands, Inc.	7.3
Cott Corporation	3.2
TreeHouse Foods, Inc.	6.2
Dr Pepper Snapple Group, Inc.	6.4
Snyder’s-Lance, Inc.	2.1
Seneca Foods Corporation	1.2
Lancaster Colony Corporation	1.2

Coke Consolidated	3.2
Median	3.5
Average	3.8

The Committee has not relied exclusively on the compensation studies by Korn Ferry Hay Group to set total compensation or any compensation components to meet specific benchmarks, such as targeting salaries “at the median.” Instead, management and the Committee have used the studies and other publicly available compensation surveys and data as a point of reference to assess whether the compensation for each of the executive officers is within a reasonably competitive range between the 40th and 75th percentiles of companies of similar size and whether any variation above or below the range is appropriate.

Base Salaries

Base salaries are the foundation of the Company’s executive compensation program. They provide a fixed, baseline level of cash compensation based on each executive officer’s position, experience, level of responsibility, individual job performance, contributions to the Company’s corporate performance, job tenure and future potential. Base salary levels also impact amounts paid under other elements of the Company’s executive compensation program, including annual bonuses, long-term performance awards and retirement benefits.

The Committee approved the following adjustments of the named executive officers’ base salaries effective April 1, 2017:

Name	2016 Base Salary	2017 Base Salary	% Increase
Mr. Harrison	$1,075,000	$1,107,250	3.0%
Mr. Deal	$450,000	$500,000	11.1%
Mr. Flint	$825,000	$849,750	3.0%
Mr. Harris	$575,000	$595,125	3.5%
Mr. Katz	$575,000	$595,125	3.5%

The base salary adjustments were approved after the Committee reviewed market trends which projected base salary increases of 3.0%. Mr. Deal’s adjustment was above the projected market trend in view of his promotion to Senior Vice President and Chief Financial Officer.

The Committee believes the named executive officers’ base salaries for 2017 were within a reasonable range of base salaries for comparable executive talent.

Annual Bonus Plan

All of the named executive officers participate in the Company’s Annual Bonus Plan. The Company’s Annual Bonus Plan provides each executive officer the opportunity to receive an annual cash award based on the achievement of corporate performance goals and individual performance.

The formula for computing annual bonus payouts is as follows:

Base Salary	x	Target Bonus Percentage (% of Base Salary)	x	Overall Goal Achievement Factor (%)	x	Individual Performance Factor (%)	=	Bonus Award Earned

Target Bonus Percentage

In the first quarter of each year, the Committee approves a target bonus percentage for each executive officer, expressed as a percentage of base salary. Target bonus percentages are determined based on each executive officer’s position and level of responsibility.

The target bonus percentages for the named executive officers for 2017 were as follows:

Name	2017 Target Bonus Percentage (% of Base Salary)
Mr. Harrison	100%
Mr. Deal	60%
Mr. Flint	100%
Mr. Harris	70%
Mr. Katz	70%

The target bonus percentages for the named executive officers remained unchanged from 2016 as a percent of base salary.

Overall Goal Achievement Factor

The overall goal achievement factor is calculated based on the Company’s achievement of annual corporate performance goals determined for each performance measure under the Annual Bonus Plan. The target performance goal for each performance measure was in each case equal to or greater than the target performance in the Company’s 2017 operating plan. The following table summarizes the performance measures and related corporate performance goals approved by the Committee for 2017:

		Performance Goals
Performance Measure	Weight	Threshold	Target	Maximum
Earnings Before Interest and Taxes	75%	$111.1 million	$136.1 million	$161.1 million
Net Debt Reduction	15%	($112.0) million	$(62.0) million	$(12.0) million
Revenue	10%	$2.442 billion	$2.642 billion	$2.842 billion

The Committee selected Earnings Before Interest and Taxes, Net Debt Reduction and Revenue as the performance measures for 2017 because the Committee believes the achievement of these goals is consistent with the long-term interests of the Company’s stockholders. There were no changes from 2016 to 2017 in the respective weights assigned to the performance measures.

The performance measures are defined as follows:

•	“Earnings Before Interest and Taxes” means income from operations determined on a consolidated basis in accordance with U.S. generally accepted accounting principles (“GAAP”);

•	“Net Debt Reduction” means the change in “Net Debt” from the beginning of the fiscal year to the end of the fiscal year. The term “Net Debt” means the obligations of Coke Consolidated and its subsidiaries under long-term debt and capital leases (including any current maturities), less cash, short-term investments and marketable securities, all determined on a consolidated basis in accordance with GAAP; and

•	“Revenue” means net sales revenue determined on a consolidated basis in accordance with GAAP.

The Committee also approves the threshold, target and maximum performance goals for each performance measure under the Annual Bonus Plan. If the threshold goal is not achieved for a given measure, there is no payout on that measure. Increasingly larger payouts are awarded for levels of achievement between the threshold and maximum performance goals.

The following table summarizes the payout range for each performance goal:

Performance Goal Achievement	Payout Percentage
Less than threshold	0%
Threshold to target	50% - 99%
Target to maximum	100% - 149%
Maximum and greater	150%

In accordance with the terms of the Annual Bonus Plan, in determining the overall goal achievement factor, the Committee may make adjustments to the actual levels of achievement under each corporate performance measure to ensure that each corporate performance measure reflects the Company’s normalized operating performance in the ordinary course of business. In general, these adjustments relate to unplanned or unanticipated events and nonrecurring system transformation items. An example of such adjustments would be the mark-to-market adjustments required on the Company’s hedges for certain commodities such as fuel and aluminum.

The following table reflects the calculation of the overall goal achievement factor for 2017:

Performance Measure	Weight	Target Performance Goal	Adjusted Goal Achievement	Payout Percentage	Weighted Payout Percentage
Earnings Before Interest and Taxes	75%	$136.1 million	$132.3 million	90%	67.5%
Net Debt Reduction	15%	$(62.0) million	$(59.6) million	100%	15.0%
Revenue	10%	$2.642 billion	$2.641 billion	95%	9.5%

Overall Goal Achievement Factor					92.0%

Individual Performance Factor

The Committee sets the individual performance factor for each named executive officer during the first quarter of each fiscal year based on its subjective judgment of the executive officer’s performance for the prior year, including consideration of the executive officer’s annual performance evaluation, special projects the executive may be assigned during the year and management’s recommendations. The target individual performance factor is 1.0; the maximum individual performance factor is 1.5.

Annual Bonus Calculation

Based on the Committee’s determinations as described above, the bonus amounts paid to the named executive officers for 2017 were calculated as follows:

Name	Base Salary	x	Target Bonus Percentage (% of Base Salary)	x	Overall Goal Achievement Factor	x	Individual Performance Factor	=	Bonus Award Earned
Mr. Harrison	$1,107,250	x	100%	x	92%	x	1.0	=	$1,018,670
Mr. Deal	$500,000	x	60%	x	92%	x	1.0	=	$276,000
Mr. Flint	$849,750	x	100%	x	92%	x	1.0	=	$781,770
Mr. Harris	$595,125	x	70%	x	92%	x	1.0	=	$383,261
Mr. Katz	$595,125	x	70%	x	92%	x	1.0	=	$383,261

Long-Term Performance Plan

The Long-Term Performance Plan delivers a targeted percentage of base salary to each participant based on the achievement of long-term goals of the Company. The Long-Term Performance Plan is offered to the executive officers and other key employees. A three-year performance cycle is generally established each year for determining compensation under the Long-Term Performance Plan.

The Committee approved the Long-Term Performance Plan to promote retention of executive officers and key employees, increase the proportion of their total performance-based compensation, and provide an incentive to achieve the Company’s long-term strategic and financial goals.

The general formula for computing awards under the Long-Term Performance Plan is as follows:

Target Award	x	Long-Term Performance Factor (%)	=	Award Earned

2017 Long-Term Plan

In the first quarter of 2017, the Committee established the Long-Term Performance Plan for the 2017-2019 three-year period (the “2017 Long-Term Plan”).

The Committee approved target awards under the 2017 Long-Term Plan based on its consideration of each executive officer’s base salary, position and level of responsibility, succession planning considerations, the Company’s historical grant practices and culture and market benchmark data provided by Korn Ferry Hay Group. Payouts with respect to the target awards will be made in early 2020 depending on the Company’s achievement of specified average performance goals during the three-year performance period.

The following table reflects the target awards granted to the named executive officers under the 2017 Long-Term Plan:

	2017 Long-Term Plan Target Awards
Name	% of Base Salary	$ Amount
Mr. Deal	60%	$300,000
Mr. Flint	100%	$849,750
Mr. Harris	70%	$416,588
Mr. Katz	70%	$416,588

The target awards for the named executive officers remained unchanged from 2016 as a percent of base salary. Mr. Harrison does not participate in the 2017 Long-Term Plan due to his long-term performance stock units described below.

The long-term performance factor is calculated based on the Company’s achievement of average annual corporate performance goals during the three-year performance period. The following table summarizes the corporate performance measures and weights approved by the Committee for the 2017 Long-Term Plan:

Performance Measure	Weight
Average Earnings Per Share	40%
Average Debt/Operating Cash Flow	40%
Average Return on Total Assets	10%
Average Revenue	10%

The Committee selected Earnings Per Share, Debt/Operating Cash Flow, Return on Total Assets and Revenue as the performance measures under the 2017 Long-Term Plan because the Committee believes the achievement of goals with respect to these measures is consistent with the long-term interests of the Company’s stockholders.

The performance measures are defined as follows:

•	“Earnings Per Share” means diluted net income per share of Common Stock determined by dividing (i) net income by (ii) the weighted average number of shares of Common Stock outstanding, all determined on a consolidated basis in accordance with GAAP;

•	“Debt/Operating Cash Flow” means (i) long-term debt and obligations under capital leases (including the current portion thereof) less cash, short-term investments and marketable securities divided by (ii) the sum of (1) income from operations, plus (2) depreciation and amortization, all determined on a consolidated basis in accordance with GAAP;

•	“Return on Total Assets” means (i) net income divided by (ii) average total assets as of the beginning and end of a fiscal year, all determined on a consolidated basis in accordance with GAAP; and

•	“Revenue” means net sales revenue determined on a consolidated basis in accordance with GAAP.

The Committee approved the threshold, target and maximum performance goals for each performance measure under the 2017 Long-Term Plan. The target performance goals are set at a level believed by management to be reasonably achievable and the Company’s 2017 financial results were favorable for the first year of the 2017 Long-Term Plan. The economic and business environment facing the Company remains challenging and therefore the Company’s ability to achieve the target goals under the 2017 Long-Term Plan is uncertain.

If the threshold goal is not achieved for a given measure, there will be no payout on that measure. Increasingly larger payouts will be awarded for levels of achievement between the threshold and maximum performance goals.

The following table summarizes the payout range for each performance goal:

Performance Goal Achievement	Payout Percentage
Less than threshold	0%
Threshold to target	50% - 99%
Target to maximum	100% - 149%
Maximum and greater	150%

In accordance with the terms of the Long-Term Performance Plan, in determining the long-term performance factor, the Committee may make adjustments to actual levels of achievement under each corporate performance measure to ensure that each corporate performance measure reflects the Company’s normalized operating performance in the ordinary course of business. In general, these adjustments relate to unplanned or unanticipated events and nonrecurring system transformation items. An example of such adjustments would be the mark-to-market adjustments required on the Company’s hedges for certain commodities such as fuel and aluminum.

Awards, if any, under the 2017 Long-Term Plan will be made in early 2020 based on the Company’s audited consolidated financial results for fiscal years 2017 through 2019. Consistent with the Company’s historical practice of compensating executive officers (other than the CEO) in cash, the awards will be paid in cash instead of equity due to the limited number of shares of Coke Consolidated stock held by stockholders who are not affiliates of the Company and the limited trading volume of Coke Consolidated Common Stock.

2015 Long-Term Plan

In the first quarter of 2015, the Committee established the Long-Term Performance Plan for the 2015-2017 three-year period (the “2015 Long-Term Plan”). Awards under the 2015 Long-Term Plan were paid in early 2018 based on the Company’s audited consolidated financial results for fiscal years 2015 through 2017. The awards were calculated as follows:

Name	2015 Long-Term Plan Target Awards	x	Long-Term Performance Factor	=	Award Earned
Mr. Deal	$151,250	x	147%	=	$222,338
Mr. Flint	$696,150	x	147%	=	$1,023,341
Mr. Harris	$385,000	x	147%	=	$565,950
Mr. Katz	$297,500	x	147%	=	$437,325

The following table reflects the calculation of the long-term performance factor under the 2015 Long-Term Plan:

Performance Measure	Weight	Target Performance Goal	Adjusted Goal Achievement	Payout Percentage	Weighted Payout Percentage
Average Earnings Per Share	40%	$4.79	$6.37	150%	60%
Average Debt/Operating Cash Flow	40%	2.65	2.47	150%	60%
Average Return on Total Assets	10%	2.97%	3.50%	150%	15%
Average Revenue	10%	$2.043 billion	$2.091 billion	120%	12%

Overall Goal Achievement Factor					147%

In determining the long-term performance factor, the Committee made adjustments to the actual levels of achievement under each corporate performance measure to ensure that each corporate performance measure reflected the Company’s normalized operating performance in the ordinary course of business.

CEO Performance Units

The Committee awarded 400,000 performance units to Mr. Harrison, the Company’s Chairman and CEO, in 2008. The award was made to maintain Mr. Harrison’s total compensation and at-risk compensation at competitive levels and provide a retention incentive through 2018.

The Committee designed the award to be payable in Coke Consolidated Class B Common Stock:

•	due to Mr. Harrison’s unique position within the Company and the Coca-Cola system;

•	to enhance the Company’s flexibility to make acquisitions with stock without impairing the Company’s favorable ownership and control structure;

•	to further align Mr. Harrison’s interests with those of the Company’s stockholders; and

•	in recognition of the Company’s historical practices for Mr. Harrison’s compensation.

Each performance unit represents the right to receive one share of Coke Consolidated Class B Common Stock based on the achievement of specified corporate performance goals under the Annual Bonus Plan. For each of fiscal years 2009 through 2018, up to 40,000 performance units may vest in accordance with the following formula:

40,000	x	Overall Goal Achievement Factor under Annual Bonus Plan (Maximum = 100%)	=	Vested Performance Units

The following reflects the calculation of vested performance units for fiscal 2017:

Name	Vesting Target	x	Overall Goal Achievement Factor (Maximum 100%)	=	Vested Performance Units
J. Frank Harrison, III	40,000	x	92%	=	36,800

The value realized by Mr. Harrison upon vesting of the 36,800 performance units was $6,947,104 based on the closing price of Coke Consolidated Common Stock of $188.78 on March 6, 2018.

The overall goal achievement factor under the Annual Bonus Plan for 2017 was 92% (see pages 36 and 37 for a discussion of the overall goal achievement factor, including the corporate performance measures and goals used for determining the overall goal achievement factor). For purposes of calculating the number of performance units that vest in a given year, the overall goal achievement factor is limited to 100%.

If fewer than 40,000 performance units vest for any annual performance period, Mr. Harrison will automatically forfeit the unvested portion of the units for that performance period. Mr. Harrison vested in 36,800 performance units for the 2017 annual performance period and forfeited 3,200 performance units.

The award agreement does not provide for income tax reimbursements. If requested by Mr. Harrison, a portion of the award will be settled in cash as necessary to satisfy maximum statutory tax withholding requirements.

Officer Retention and Long-Term Retention Plans

Historically, the Committee has emphasized retention as a key objective of the Company’s executive compensation program. The Company maintains two supplemental retirement plans—the Officer Retention Plan (the “ORP”) and the Long-Term Retention Plan (the “LTRP”)—for the purpose of attracting and retaining executive talent until retirement and promoting a long-term perspective. These plans are also provided in light of the Company’s historical practice of not using equity as a significant component of compensation (except for the CEO). The material terms of the ORP and the LTRP are described on pages 49 and 51, respectively.

Mr. Harrison ceased accruing supplemental retirement benefits under the ORP when he attained age 60 in 2014. Mr. Harrison will commence receiving his accrued ORP benefit following his retirement from the Company. The ORP does not provide for any interest accrual or actuarial increase if payment of an ORP benefit is deferred due to continued employment past age 60. Without accruals under the ORP, Mr. Harrison’s total compensation would have fallen well below the target compensation level set by the Committee for the Company’s senior officers.

To fairly compensate Mr. Harrison at the target compensation level and to provide a retention incentive for Mr. Harrison to remain employed with the Company, the Committee approved discretionary annual contributions to Mr. Harrison’s SSIP account of $1.0 million for two years beginning in 2015. The discretionary contributions also compensated Mr. Harrison for the time value of the deferred payment of his ORP benefit while he remains employed with the Company. The Committee continues to believe Mr. Harrison’s knowledge and experience and his strong relationships with The Coca Cola Company, other independent bottlers and beverage industry leaders make his continued leadership essential while the Company expands its distribution territory. For this reason, the Committee approved discretionary annual contributions to Mr. Harrison’s SSIP account of $1.03 million for three years beginning in 2017.

Supplemental Savings Incentive Plan

The Supplemental Savings Incentive Plan (the “SSIP”) allows the executive officers to defer a portion of their annual salary and bonus. The Company may match up to 50% of the first 6% of salary deferred. The Company may also make additional discretionary contributions to the participants’ accounts.

Prior to 2006, participants could elect to receive a fixed annual return of up to 13% on their account balances. This election provided participants with an above-market rate of return and resulted in a long-term fixed liability for the Company that was not contingent on its corporate performance. For these reasons, the Committee eliminated the option to receive a fixed rate of return for all deferrals and Company contributions made on or after January 1, 2006. The fixed rate of return option was not eliminated for deferrals and Company contributions made before January 1, 2006. The material terms of the SSIP are described beginning on page 50.

Other Benefits and Executive Compensation Policies

Pension Plan

The Company maintains a tax-qualified defined benefit pension plan. Effective June 30, 2006, no new participants may become eligible to participate in the plan and the benefits under the plan for existing participants, including the named executive officers, were frozen. Messrs. Harris and Katz do not participate in the pension plan because their employment with the Company began after June 30, 2006.

401(k) Savings Plan

The Company maintains a tax qualified defined contribution plan with a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code for substantially all of its employees who are not part of collective bargaining agreements, including the named executive officers. Employee elective deferral contributions to the 401(k) plan are made on a pre-tax basis. Contributions by the named executive officers are limited by the Internal Revenue Code.

Severance and Change of Control

The Company’s senior executive officers, including the named executive officers, do not have employment agreements, but they are entitled to certain payments under the various plans described in this section in connection with a termination of employment or a change of control of the Company. With respect to termination of employment, each executive officer is entitled to certain payments upon termination without cause, voluntary resignation or termination due to death or disability. The terms of the severance provisions are described beginning on page 52.

Change of control benefits are provided to ensure that in the event of a friendly or hostile change of control, the Company’s executive officers will be able to advise the Board about the potential transaction, without being unduly influenced by personal considerations, such as fear of losing their jobs as a result of a change of control.

The Committee does not consider the change of control provisions in determining the forms or amounts of other compensation. The terms of the change of control provisions are described beginning on page 52.

Personal Benefits

The Company provides personal benefits to the named executive officers that management and the Committee believe are reasonable, competitive and consistent with the Company’s overall objective of attracting and retaining executive talent. The Committee believes the value of providing these benefits to the named executive officers outweighs the cost of the benefits. The cost of these benefits to Coke Consolidated is reflected under All Other Compensation (Column (g)) in the Summary Compensation Table on page 43.

Each of the named executive officers is provided with an annual flexible benefit allowance. Each named executive officer has the flexibility to keep or spend the allowance and is not required to report to the Company how the allowance is spent. The Committee made this change to:

•	minimize decisions regarding the types of benefits provided;

•	give the named executive officers choice and flexibility;

•	fix the Company’s expenses with respect to these types of benefits; and

•	eliminate inequity among the named executive officers.

Each of the named executive officers received an annual flexible benefit allowance for 2017. The amount of the allowance was $45,000 for Mr. Harrison, $35,000 for Mr. Flint and $25,000 for each of the other named executive officers. These amounts were determined based on the Company’s annual average costs of providing historical personal benefits that were replaced by the annual flexible benefit allowance, including the costs of prior income tax reimbursements paid in connection with the historical benefits.

The Company continues to pay long-term disability and life insurance premiums for the named executive officers, including life insurance premiums on some policies that were purchased to replace terminated split-dollar life insurance arrangements. For certain elements of compensation, the Company also pays income tax gross-ups to provide the full benefit of the compensation.

The Board requires the CEO to use the Company’s corporate aircraft whenever reasonable for both business and personal travel. This benefit increases the level of safety and security for Mr. Harrison and his family. Making the aircraft available to Mr. Harrison also allows him to efficiently and securely conduct business during both business and personal flights and eliminates the inefficiencies of commercial travel. The Board believes that the value of making the aircraft available to Mr. Harrison and his family, in terms of convenience, security and saving time, results in an efficient form of compensation for Mr. Harrison.

Other executive officers may use the Company’s corporate aircraft for personal purposes with Mr. Harrison’s permission and subject to the oversight of the Committee and the Board. Depending on availability, family members of executive officers may travel on the corporate aircraft to accompany executives on business. There is nominal or no incremental cost to the Company for these passengers.

Tax and Accounting Considerations

The Committee considers the tax and accounting effects of compensation elements when designing the Company’s incentive and equity compensation plans. Under Section 162(m) of the Internal Revenue Code, a public company is generally not permitted to deduct non-performance-based compensation paid to a named executive officer (other than the principal financial officer) to the extent the compensation exceeds $1 million in any year. Special rules apply for “performance-based” compensation. The Committee has designed the Annual Bonus Plan, the Long-Term Performance Plan and the CEO’s performance unit award to maximize the deductibility of compensation paid to the named executive officers. In order to maintain flexibility in compensating executive officers, however, the Committee has not adopted a policy that all compensation must be deductible for federal income tax purposes.

Recently enacted legislation expanded the number of individuals covered by Section 162(m) of the Internal Revenue Code and eliminated the exception for performance-based compensation effective beginning in the Company’s 2018 tax year. Therefore, compensation in excess of $1 million paid to the named executive officers in 2018 and later years will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Executive Compensation Tables

The following tables and related narratives present the compensation for the named executive officers in the format specified by the SEC.

I. 2017 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
J. Frank Harrison, III Chairman and Chief Executive Officer	2017 2016 2015	$1,099,188 1,043,622 943,700	$6,982,000 7,123,600 4,254,800	$1,018,670 1,206,150 1,189,235	$279,024 237,218 163,398	$1,736,752 1,752,730 1,677,781	$11,115,634 11,363,320 8,228,914
Clifford M. Deal, III Senior Vice President and Chief Financial Officer	2017 2016	$487,500 413,125	— —	$498,338 484,853	$168,096 139,960	$329,160 222,930	$1,483,094 1,260,868
Henry W. Flint President and Chief Operating Officer	2017 2016 2015	$843,563 792,788 687,863	— — —	$1,805,111 1,900,260 1,677,928	$523,526 519,268 512,823	$127,107 115,493 106,754	$3,299,307 3,327,809 2,985,368
James E. Harris Executive Vice President, Business Transformation and Business Services	2017 2016 2015	$590,094 568,750 537,500	— — —	$949,211 892,605 835,678	$200,000 200,000 200,000	$172,979 163,163 169,538	$1,912,284 1,824,518 1,742,716
David M. Katz Executive Vice President, Product Supply and Culture & Stewardship	2017 2016 2015	$590,094 537,500 421,125	— — —	$820,586 812,784 662,779	$156,250 156,250 156,250	$160,751 154,835 108,566	$1,727,681 1,661,369 1,348,720

Salary (Column (c))

The amounts shown in the “Salary” column include amounts deferred by the named executive officers under the 401(k) Savings Plan and the SSIP.

Stock Awards (Column (d))

The amounts shown in the “Stock Awards” column represent the grant date fair values of the 40,000 performance units awarded to the CEO and subject to vesting in each of 2017, 2016 and 2015. The grant date fair values of the awards are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 based on the Committee’s expectations as of the grant dates regarding the probable level of achievement under the awards. The Committee assumed all 40,000 performance units included in each of the awards would vest. The grant date values equal 40,000 times the closing price of Coke Consolidated Common Stock on the date the performance units were awarded.

Non-Equity Incentive Plan Compensation (Column (e))

The amounts shown in the “Non-Equity Incentive Plan Compensation” column represent the performance-based cash awards earned under the 2017 Annual Bonus Plan and the 2015 Long-Term Plan, as follows:

Name	2017 Annual Bonus Plan	2015 Long-Term Plan	Total
Mr. Harrison	$1,018,670	—	$1,018,670
Mr. Deal	276,000	$222,338	498,338
Mr. Flint	781,770	1,023,341	1,805,111
Mr. Harris	383,261	565,950	949,211
Mr. Katz	383,261	437,325	820,586

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column (f))

The following table breaks out the amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column for 2017:

Name	Pension Plan(1)	Officer Retention Plan(2)	Nonqualified Deferred Compensation Earnings(3)	Total
Mr. Harrison	$125,669	—	$153,355	$279,024
Mr. Deal	48,374	$70,321	49,401	168,096
Mr. Flint	12,064	500,000	11,462	523,526
Mr. Harris	—	200,000	—	200,000
Mr. Katz	—	156,250	—	156,250

(1)	The amounts shown in this column reflect the aggregate increase in the present value of each executive’s benefit under the Pension Plan from the beginning of the fiscal year to the end of the fiscal year. Additional information regarding each executive officer’s accumulated benefits under the Pension Plan is presented beginning on page 48.

(2)	The amounts shown in this column reflect the aggregate increase in the present value of each executive’s benefit under the ORP from the beginning of the fiscal year to the end of the fiscal year. Additional information regarding each executive officer’s accumulated benefits under the ORP is presented on page 49.

(3)	The amounts shown in this column reflect the portion of annual earnings on each executive’s principal balance under the SSIP that is deemed to be “above-market interest” under the SEC rules. Additional information regarding the SSIP is presented beginning on page 50. The SSIP was amended in 2005 to eliminate the payment of above-market interest on salary deferrals and contributions made after 2005.

All Other Compensation (Column (g))

The following table describes each component of the “All Other Compensation” column for 2017. The amounts shown reflect the incremental cost to Coke Consolidated for each of the benefits:

Name	Supplemental Savings Incentive Plan	Long-Term Retention Plan	401(k) Savings Plan	Life Insurance	Long-Term Disability	Tax Gross-Ups	Flexible Benefit Allowance	Personal Use of Corporate Aircraft	Directors Fees	Total
Mr. Harrison	$1,062,976	—	$12,817	$228,248	$6,945	$243,013	$45,000	$137,753	—	$1,736,752
Mr. Deal	14,625	$254,762	13,500	8,137	5,983	7,153	25,000	—	—	329,160
Mr. Flint	—	—	13,500	23,027	11,971	42,393	35,000	1,216	—	127,107
Mr. Harris	17,703	66,667	13,500	9,726	9,931	13,252	25,000	—	$17,200	172,979
Mr. Katz	17,703	74,176	13,500	3,150	1,650	3,072	25,000	—	22,500	160,751

The following describes each of the personal benefits reflected in the above table:

Supplemental Savings Incentive Plan

The Company makes matching and discretionary contributions to the executives’ accounts under the SSIP.

Long-Term Retention Plan

The Company makes a contribution to the executives’ accounts under the LTRP annually. The amount of the annual contribution is determined based on each executive’s position and level of responsibility, performance and job tenure, and is specified in an individual participation agreement with the executive at the time the executive commences participation in the LTRP.

401(k) Savings Plan

The Company makes matching contributions to the executives’ accounts under the 401(k) Savings Plan of up to 5% of each executive’s eligible compensation based on the Company’s 2017 performance. The Company’s matching contribution is comprised of a 3.5% fixed component and a 1.5% discretionary component. The Company funded all of the 1.5% discretionary matching contribution for 2017.

Life Insurance and Long-Term Disability

The Company pays excess group life insurance, individual life insurance and long-term disability premiums for certain named executive officers, including life insurance premiums on some policies that were purchased to replace terminated split-dollar life insurance arrangements. Of the amount shown for Mr. Harrison, $222,704 was for premiums paid on (i) an individual whole-life policy that the Company agreed to provide to Mr. Harrison in 2003 in connection with the termination of a split-dollar life insurance arrangement and (ii) a joint and survivor whole-life policy on Mr. Harrison and his spouse.

Tax Gross-Ups

The Company pays income tax gross-ups with respect to certain long-term disability and individual life insurance premiums and personal use of corporate aircraft and social security and Medicare tax gross-ups with respect to the increase in vested benefits in the ORP.

Flexible Benefit Allowance

The Flexible Benefit Allowance is intended to establish an equitable distribution among the executive group of the monies spent on executive perquisites. Each executive officer has the flexibility to keep or spend the allowance and is not required to report to the Company how the allowance is spent.

Personal Use of Corporate Aircraft

The incremental cost of personal use of the Company’s corporate aircraft is calculated based on the average cost of fuel, crew travel, on-board catering, trip-related maintenance, landing fees and trip-related hangar and parking costs and other similar variable costs. Fixed costs that do not change based on usage, such as pilot salaries, home hangar expenses and general taxes and insurance are excluded from the incremental cost calculation. If an aircraft flies empty before picking up or dropping off a passenger flying for personal reasons, this “deadhead” segment is included in the incremental cost of the personal use.

Directors Fees

This column reflects fees paid to Mr. Harris by South Atlantic Canners, Inc. for his service as a director of South Atlantic Canners, Inc. and to Mr. Katz by Western Container Corporation for his service as chairman of Western Container Corporation. South Atlantic Canners, Inc. and Western Container Corporation are manufacturing cooperatives comprised of Coca-Cola bottlers in which the Company is a member.

II. 2017 Grants of Plan-Based Awards

The following table shows grants of plan-based awards made to the named executive officers in March 2017:

			Date of Initial Board Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($)
Name	Plan(1)	Grant Date		Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)	Threshold (#)	Target (#)	Maximum (#)
Mr. Harrison	ABP PU(5)	N/A 3/7/2017	N/A 2/27/2008	$55,363 —	$1,075,250 —	$2,491,312 —	— 20,000	— 40,000	— 40,000	— $6,982,000
Mr. Deal	ABP LTPP	N/A N/A	N/A N/A	15,000 15,000	300,000 300,000	675,000 450,000	— —	— —	— —	— —
Mr. Flint	ABP LTPP	N/A N/A	N/A N/A	42,488 42,488	849,750 849,750	1,911,938 1,274,625	— —	— —	— —	— —
Mr. Harris	ABP LTPP	N/A N/A	N/A N/A	20,829 20,829	416,588 416,588	937,322 624,881	— —	— —	— —	— —
Mr. Katz	ABP LTPP	N/A N/A	N/A N/A	20,829 20,829	416,588 416,588	937,322 624,881	— —	— —	— —	— —

(1)	Incentive award opportunities were granted under the following plans in 2017:

ABP	2017 Annual Bonus Plan

PU	CEO’s Performance Unit Award Agreement

LTPP	2017 Long-Term Plan

The material terms of each plan are described in the “Compensation Discussion and Analysis” section beginning on page 32.

(2)	The threshold award amounts shown for the ABP and the LTPP are equal to 50% of the lowest weighted performance measure. The lowest weighted performance measure under both the ABP and the LTPP was 10%.

(3)	The target award amounts shown for the ABP were computed using an individual performance factor of 1.0.

(4)	The maximum award amounts shown for the ABP were computed using the maximum individual performance factor of 1.5.

(5)	Mr. Harrison was awarded 400,000 performance units in 2008. The performance units are subject to vesting in annual increments over a 10-year period beginning with 2009. Up to 40,000 performance units may vest each year based on the achievement of corporate performance goals established under the ABP. Because the performance goals under the ABP are set in the first quarter of each year, each 40,000-unit increment has an independent performance requirement and is considered to have its own service inception date, grant date and service period. Mr. Harrison does not have any voting rights or dividend rights with respect to the performance units until they vest and shares of Coke Consolidated Class B Common Stock are issued.

III. Outstanding Equity Awards at Fiscal Year-End 2017

The following table shows the outstanding equity awards held by the named executive officers at the end of fiscal 2017:

Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Mr. Harrison	80,000	(2)	$17,220,800

(1)	The amount shown in this column is based on the closing price ($215.26) of Coke Consolidated Common Stock on December 29, 2017, the last trading day of fiscal 2017.

(2)	This amount reflects the number of unvested performance units, each with respect to one share of Coke Consolidated Class B Common Stock, as of December 31, 2017 under the Performance Unit Award Agreement with Mr. Harrison. On March 6, 2018, the Committee determined that 92% (or 36,800 performance units) of the ninth 40,000 share increment of the performance unit award vested based on the Company’s performance during fiscal 2017. The remaining 3,200 performance units in the ninth 40,000 share increment were forfeited. As of March 6, 2018, there were 40,000 remaining unvested performance units subject to vesting based on the Company’s performance during fiscal 2018.

IV. 2017 Option Exercises and Stock Vested

The following table shows stock vested during the fiscal year ended December 31, 2017 for the named executive officers. None of the named executive officers hold stock options:

Name	Number of Shares Acquired on Vesting (#)		Value Realized On Vesting ($)(1)
Mr. Harrison	40,000	(2)	$6,982,000

(1)	The amount shown in this column is based on the closing price of Coke Consolidated Common Stock of $174.55 on March 7, 2017.

(2)	This amount reflects the number of shares of Coke Consolidated Class B Common Stock that vested in fiscal 2017 under Mr. Harrison’s Performance Unit Award Agreement.

V. 2017 Defined Benefit Plans

The Company maintains a traditional, tax-qualified pension plan (the “Pension Plan”) for certain non-union employees, including the named executive officers. On June 30, 2006, the Pension Plan stopped accepting new participants and the benefits under the Pension Plan for existing participants were frozen. The Company also maintains the ORP, a supplemental nonqualified retirement plan, for key executives, including the named executive officers.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Mr. Harrison	Pension Plan	30	$1,170,595	—
	Officer Retention Plan	24	14,411,990	—
Mr. Deal	Pension Plan	14	345,413	—
	Officer Retention Plan	17	718,715	—
Mr. Flint	Pension Plan	3	114,379	—
	Officer Retention Plan	14	4,673,728	—
Mr. Harris	Pension Plan	0	—	—
	Officer Retention Plan	10	2,000,000	—
Mr. Katz	Pension Plan	0	—	—
	Officer Retention Plan	5	781,250	—

(1)	The amounts shown in this column are equal to the number of years of benefit service for which the officer has received credit under the plan. None of the named executive officers have received benefit credit service under the plans for years of service in addition to their actual years of service with the Company which are as follows: Mr. Harrison—40 years, Mr. Deal—24 years, Mr. Flint—14 years, Mr. Harris—10 years and Mr. Katz—five years.

(2)	The amounts shown in this column are the present values of each named executive officer’s accumulated benefits under the plans. See pages 98 to 100 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for a description of the valuation method and material assumptions used to determine the present values of the accumulated benefits under the Pension Plan. Each named executive officer’s accumulated benefits under the ORP are determined in accordance with the terms of the ORP, as discussed below.

Pension Plan

The Pension Plan is a traditional, tax-qualified defined benefit plan. The benefits under the plan were frozen on June 30, 2006, and since that date no additional employees have become participants in the plan and no additional benefits have accrued. On June 30, 2006, all participants in the plan became fully vested in their accrued benefits under the plan.

Each participant’s accrued benefit is determined based on the participant’s “average compensation” as defined in the plan as of December 31, 2005 and “years of service” as defined in the plan as of June 30, 2006. As a tax-qualified pension plan, the maximum amount of compensation taken into account for each year under the terms of the plan is limited by the Internal Revenue Code. In 2006, this limit was $220,000. On December 31, 2017, the plan benefit of each of the named executive officers, except for Messrs. Harris and Katz, was based on the maximum average compensation permitted by the plan and provides a benefit value equal to the amount shown in the above table under the “Present Value of Accumulated Benefit” column. Messrs. Harris and Katz were hired after the plan was frozen, so they are not participants in the plan.

Participants may retire at or after age 65 and receive their full benefit under the plan. Participants who have not reached age 65 but who have reached age 55 and have at least 10 years of service may retire and receive a reduced retirement benefit. Reductions for early retirement are 7.75% per year for the first five years and 4.00% per year for each additional year retirement is earlier than age 65. Mr. Harrison and Mr. Flint are currently eligible for early retirement under the plan.

Benefits are payable as a single life annuity for participants who are single when payment of their plan benefit commences or as a 50% joint and survivor annuity over the life of the participant and spouse for participants who are married when payment of their plan benefit commences unless an optional form of payment is elected. Available optional forms of payment are an annuity payable in equal monthly payments for 10 years and thereafter for life, or a 75% or 100% joint and survivor annuity over the lives of the participant and spouse or other beneficiary. Benefits of $50,000 or less may be distributed in a lump sum. If a participant dies before the participant begins to receive retirement benefits, the surviving spouse will receive the value of a 50% joint and survivor benefit.

Officer Retention Plan

The Internal Revenue Code limits the amounts of compensation that may be considered and the annual benefits that may be provided under the Pension Plan. As such, the Company maintains the ORP, which is a supplemental nonqualified defined benefit plan, to provide some of the Company’s key executives, including the named executive officers, with retirement benefits in excess of Internal Revenue Service limitations as well as additional supplemental benefits.

Under the ORP, the named executive officers are entitled to the full amount of their accrued benefit under the plan upon reaching age 60, the normal retirement age under the plan. The amount of each participant’s normal retirement benefit is determined based on the participant’s position and level of responsibility, performance and job tenure, and is specified in the participant’s individual agreement under the ORP.

Plan benefits are paid in the form of equal monthly installments over 10, 15 or 20 years, as elected by the participant upon joining the plan. The monthly installment amounts are computed using an 8% discount rate using simple interest compounded monthly.

The plan does not provide an early retirement benefit, but participants are eligible under certain circumstances to receive a benefit based on their vested accrued benefit upon death, total disability or severance. Participants are also eligible to receive a benefit upon a change of control occurring before age 60. The benefits payable upon death, total disability, severance or a change of control are described beginning on page 52.

In connection with his election as President and Chief Operating Officer, Mr. Flint’s annual vested accrual amount under the ORP was increased to $500,000 beginning in 2013 and will continue through 2019, the year in which Mr. Flint will attain age 65.

As of December 31, 2017, the estimated annual retirement benefit payable at retirement for each of the named executive officers was as follows:

Name	Estimated Annual Retirement Benefit ($)	Number of Years Payable (#)
Mr. Harrison	$1,624,991	15
Mr. Deal	112,753	15
Mr. Flint	639,728	15
Mr. Harris	431,487	10
Mr. Katz	359,573	10

Each named executive officer will be entitled to continue participating in the ORP and earn supplemental benefits thereunder until he attains age 60 as described above. However, no new awards of supplemental retirement benefits will be made under the ORP after March 2014. All new supplemental retirement benefit awards will be made under the LTRP, the material terms of which are described on page 51.

VI. 2017 Nonqualified Deferred Compensation

Supplemental Savings Incentive Plan

The Company maintains the SSIP, a nonqualified deferred compensation plan, for its key executives, including the named executive officers. The following table provides information regarding the named executive officers’ accounts and benefits under the SSIP for 2017:

Name	Executive Contributions in Fiscal 2017 ($)(1)	Company Contributions in Fiscal 2017 ($)(2)	Aggregate Earnings in Fiscal 2017 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2017 ($)(4)
Mr. Harrison	$65,951	$1,062,976	$1,156,480	—	$11,732,769
Mr. Deal	29,250	14,625	84,191	$29,084	858,067
Mr. Flint	—	—	337,659	—	3,188,161
Mr. Harris	35,406	17,703	95,622	—	585,504
Mr. Katz	87,784	17,703	55,242	—	381,059

(1)	All amounts shown in this column are also reported in the “Salary” column of the Summary Compensation Table.

(2)	All amounts shown in this column are also reported in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Of the amounts shown in this column, the following amounts are reported as above-market earnings on deferred compensation in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table: Mr. Harrison—$153,355, Mr. Deal—$49,401, Mr. Flint—$11,462, Mr. Harris—$0 and Mr. Katz—$0.

(4)	Of the amounts shown in this column, the following amounts were reported in the Summary Compensation Tables of the Company’s proxy statements for previous years: Mr. Harrison—$5,322,896, Mr. Deal—$82,854, Mr. Flint—$2,008,978, Mr. Harris—$456,136 and Mr. Katz—$57,103.

The Company currently matches up to 50% of the first 6% of base salary deferred. The Company may also make discretionary contributions to participants’ accounts.

Participants are immediately vested in all amounts of salary and bonus deferred by them. The Company’s contributions to participants’ accounts, other than transition contributions, vest in 20% annual increments and become fully vested upon the completion of five years of service. The transition contributions vested in 20% annual increments from December 31, 2006 to December 31, 2010. All contributions made by the Company become fully vested upon retirement, death or a change of control.

Amounts deferred by participants and contributions made by the Company before January 1, 2006 are deemed invested in either a “fixed benefit account” or a “pre-2006 supplemental account,” at the election of the participant. Balances in the fixed benefit accounts earn interest at an annual rate of up to 13% (depending on the event requiring distribution and the participant’s age, years of service and initial year of participation in the plan). Mr. Harrison’s and Mr. Flint’s balances have earned interest at an annual rate of 6% since the year in which they attained age 60. For named executive officers with fixed benefit accounts, the amounts reported in the above table under “Aggregate Earnings in Fiscal 2017” and “Aggregate Balance at December 31, 2017” were calculated assuming the maximum annual return of 13%.

Amounts deferred by participants and contributions made by the Company on or after January 1, 2006 are deemed invested in a “post-2005 supplemental account.” Balances in pre-2006 supplemental accounts and post-2005 supplemental accounts are deemed invested by participants in investment choices that are made available by the Company, which are similar to the choices available under the 401(k) Savings Plan.

Balances in the fixed benefit accounts and pre-2006 supplemental accounts become payable, as elected by a participant, either upon “termination of employment” or on a date designated by the participant between the year the participant turns 55 and the year the participant turns 70. Amounts in the post-2005 supplemental accounts may be distributed, as elected by a participant, either upon “termination of employment” or on a date designated by the participant that is at least two years after the year that a salary deferral or other contribution was made and not later than the year the participant turns 70. A “termination of employment” occurs upon the later of (i) a participant’s severance, retirement or attainment of age 55 while totally disabled and, (ii) at the election of the plan administrator, the date when the participant is no longer receiving severance benefits.

Balances in the fixed benefit accounts are payable in equal monthly installments over 10 or 15 years, at the election of the participant. The monthly payment amount for a fixed benefit account is calculated using a discount rate that is equal to the applicable rate of interest on the account, as described above. Balances in the pre-2006 supplemental accounts are payable in equal monthly installments over a period of 10 or 15 years, at the election of the participant. The monthly payment amount for a pre-2006 supplemental account is calculated by dividing the vested account balance by the number of remaining monthly payments. Balances in the post-2005 supplemental accounts are payable in either a lump sum or in equal monthly installments over a period of five, 10 or 15 years, at the election of the participant. The monthly payment amount for a post-2005 supplemental account is calculated by dividing the vested account balance by the number of remaining monthly payments.

In the event of death or a change of control, all account balances become payable in either a lump sum or in equal monthly installments over a period of five, 10 or 15 years, at the election of the participant. In each case, the account balances and monthly payments are generally computed in the same manner as described above, except participants are deemed fully vested in their account balances, and, in the case of a change of control, balances and monthly payments for fixed benefit accounts are computed using the maximum 13% rate of return and 13% discount rate, respectively. Additional information regarding amounts payable to each of the named executive officers upon a termination of employment, death or change of control is provided in the following section.

Long-Term Retention Plan

The LTRP is a supplemental nonqualified defined contribution plan that provides supplemental benefits to the Company’s key executives. The LTRP was adopted in March 2014 and all new awards of supplemental retirement benefits made on or after March 2014 will be made under the LTRP and not the ORP.

A participant in the LTRP earns a Company contribution credit to a supplemental benefits account for each year of employment with the Company through age 60, the normal retirement age under the plan. The amount of each participant’s credit is determined based on the participant’s position and level of responsibility, performance and job tenure, and is specified in the participant’s individual agreement under the LTRP. The amount credited to a participant’s supplemental benefits account is deemed invested in investment choices that are similar to the choices available under the 401(k) Savings Plan. The supplemental benefits account is 50% vested through a participant’s attainment of age 51 while employed by the Company and becomes vested ratably for each year of continued employment thereafter through age 60. The account also becomes vested in the event of the participant’s death or disability or a change in control of the Company. The vested balance of a participant’s supplemental benefits account is payable following termination of employment in either a lump sum or in equal monthly installments over a period of 10, 15 or 20 years, at the election of the participant.

Messrs. Deal, Harris and Katz began participating in the LTRP in January 2015. The following table provides information regarding their accounts under the LTRP for 2017:

Name	Company Contributions in Fiscal 2017 ($)(1)	Aggregate Earnings in Fiscal 2017 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2017 ($)
Mr. Deal	$254,762	$15,679	—	$496,713
Mr. Harris	66,667	24,569	—	227,756
Mr. Katz	74,176	27,923	—	217,486

(1)	All amounts shown in this column are also reported in the “All Other Compensation” column of the Summary Compensation Table.

VII. 2017 Potential Payments Upon Termination or Change of Control

The following table shows the estimated benefits payable to each named executive officer in the event of the executive officer’s termination of employment under various scenarios or a change of control of the Company. The amounts shown assume termination of employment or a change of control on December 31, 2017. The amounts do not include payments or benefits provided under insurance or other plans that are generally available to all salaried employees.

Name and Plans	Voluntary Resignation or Termination without Cause ($)	Termination for Cause ($)	Death ($)	Disability ($)	Retirement ($)(1)	Change of Control ($)
Mr. Harrison
Officer Retention Plan(2)	$14,411,990	—	$14,411,990	$14,411,990	$14,411,990	$14,411,990
Supplemental Savings Incentive Plan(2)	11,732,769	$11,732,769	11,732,769	11,732,769	11,732,769	11,732,769
Performance Units(3)	—	—	—	—	—	8,610,400
Annual Bonus Plan	—	—	1,018,670	1,018,670	1,018,670	1,107,250

Total	$26,144,759	$11,732,769	$27,163,429	$27,163,429	$27,163,429	$35,862,409
Mr. Deal
Officer Retention Plan(2)	$574,972	—	$718,715	$718,715	$574,972	$1,000,000
Long-Term Retention Plan	397,371	$397,371	496,713	496,713	397,371	1,500,000
Supplemental Savings Incentive Plan(2)	858,067	858,067	858,067	858,067	858,067	858,067
Annual Bonus Plan	—	—	276,000	276,000	276,000	300,000
Long-Term Performance Plan(4)	—	—	502,338	502,338	502,338	502,338

Total	$1,830,410	$1,255,438	$2,851,833	$2,851,833	$2,608,748	$4,160,405
Mr. Flint
Officer Retention Plan(2)	$4,673,728	—	$4,673,728	$4,673,728	$4,673,728	$5,673,728
Supplemental Savings Incentive Plan(2)	3,188,161	$3,188,161	3,188,161	3,188,161	3,188,161	3,188,161
Annual Bonus Plan	—	—	781,770	781,770	—	849,750
Long-Term Performance Plan(4)	—	—	1,856,591	1,856,591	1,856,591	1,856,591

Total	$7,861,889	$3,188,161	$10,500,250	$10,500,250	$9,718,480	$11,568,230
Mr. Harris
Officer Retention Plan(2)	$1,500,000	—	$2,000,000	$2,000,000	$1,500,000	$3,000,000
Long-Term Retention Plan	170,817	$170,817	227,756	227,756	170,817	500,000
Supplemental Savings Incentive Plan(2)	585,504	585,504	585,504	585,504	585,504	585,504
Annual Bonus Plan	—	—	383,261	383,261	—	416,588
Long-Term Performance Plan(4)	—	—	973,146	973,146	—	973,146

Total	$2,256,321	$756,321	$4,169,667	$4,169,667	$2,256,321	$5,475,238
Mr. Katz
Officer Retention Plan(2)	$390,625	—	$781,250	$781,250	$390,625	$2,500,000
Long-Term Retention Plan	108,743	$108,743	217,486	217,486	108,743	1,000,000
Supplemental Savings Incentive Plan(2)	363,185	363,185	381,059	381,059	363,185	381,059
Annual Bonus Plan	—	—	383,261	383,261	—	416,588
Long-Term Performance Plan(4)	—	—	844,521	844,521	—	844,521

Total	$862,553	$471,928	$2,607,577	$2,607,577	$862,553	$5,142,168

(1)	Mr. Harrison, Mr. Deal and Mr. Flint would have been eligible to receive payments under the SSIP upon retirement on December 31, 2017 because all of them have attained age 55. Mr. Harrison and Mr. Deal would have been eligible to receive a payment under the Annual Bonus Plan upon retirement on December 31, 2017 because they have attained age 55 and completed 20 years of service. Mr. Deal would have been eligible to receive prorated payments under the Long-Term Performance Plan upon retirement on December 31, 2017 because he has attained age 55 and completed 20 years of service.

(2)	Amounts shown for the ORP and the SSIP assume payment as a lump sum as of December 31, 2017. Participants in the ORP and the SSIP may elect to receive payments in equal monthly installments over 10, 15 or 20 years. The amounts of the installments are based on the discount rates specified in the plans.

(3)	Amount reflects the vesting of 40,000 performance units. The value was determined by multiplying the number of vested performance units by the closing price ($215.26) of Coke Consolidated Common Stock on December 29, 2017, the last trading day of fiscal 2017.

(4)	Amounts payable under the Long-Term Performance Plan were calculated using the actual level of achievement of the performance goals for the 2015-2017 performance period and assuming the achievement of target performance goals for the three-year performance periods ending in 2018 and 2019.

With the exception of Mr. Deal, who served as the Company’s Chief Financial Officer until January 25, 2018, the Company’s executive officers, including the named executive officers, do not have any special employment or severance agreements. The executive officers are entitled, however, to certain payments (as illustrated in the above table) under the terms of the Company’s existing compensation and benefit plans in connection with the termination of their employment or a change of control of the Company. The following narrative describes the terms of those plans as they relate to a termination of employment or change of control.

Officer Retention Plan

The ORP, the material terms of which are described on page 49, contains special provisions for severance, death, total disability or a change of control.

In the event of death or total disability, each participant becomes fully vested in the amount of the participant’s accrued benefit under the ORP.

Upon termination without cause or voluntary resignation, each participant’s accrued benefit is 50% vested until age 50, with the vesting percentage increasing by 5% each year after the age of 50 until fully vested at age 60. All rights to any benefits under the plan are forfeited if a participant is terminated for cause.

In connection with his election as President and Chief Operating Officer, Mr. Flint’s annual vested accrual amount under the ORP was increased to $500,000 beginning in 2013 and will continue through 2019, the year in which Mr. Flint will attain age 65.

In the event of a “change of control” of the Company, each participant is entitled to an amount equal to the normal retirement benefit otherwise payable to them at age 60 under the ORP. A “change of control” occurs under the ORP:

(i)	when a person or group other than the Harrison family acquires shares of the Company’s capital stock having the voting power to designate a majority of the Board;

(ii)	when a person or group other than the Harrison family acquires or possesses shares of the Company’s capital stock having power to cast (1) more than 20% of the votes regarding the election of the Board and (2) a greater percentage of the votes regarding the election of the Board than the shares owned by the Harrison family;

(iii)	upon the sale or disposition of all or substantially all of the Company’s assets and the assets of the Company’s subsidiaries outside the ordinary course of business other than to a person or group controlled by the Company or the Harrison family; or

(iv)	upon a merger or consolidation of the Company with another entity where the Company is not the surviving entity.

The death benefit under the ORP is payable in a lump sum. The other severance and change of control benefits are payable in equal monthly installments over 10, 15 or 20 years, as elected by the participant. The amount of each monthly installment is computed using an 8% discount rate using simple interest compounded annually. The change of control benefit is also payable in a lump sum, at the election of the participant.

Under the ORP, each participant has generally agreed not to compete with the Company for three years after termination from employment for any reason. The non-compete provision does not apply to actions occurring after both a termination of employment and a change of control.

Supplemental Savings Incentive Plan and Long-Term Retention Plan

The SSIP and the LTRP also provide for the payment of the named executive officers’ vested account balances upon termination of employment, death or a change of control. A “termination of employment” occurs under the SSIP upon a participant’s severance, retirement or attainment of age 55 while totally disabled. A “termination of employment” occurs under the LTRP upon a participant’s severance or retirement. The definition of a “change of control” is the same definition used for the ORP, as described above. The material terms of the SSIP and the LTRP, including the options to receive lump sum or installment payments, are described beginning on page 50 and on page 51, respectively.

Performance Unit Award Agreement

The material terms of the CEO’s Performance Unit Award Agreement are described on pages 40 and 41.

In the event of a “change of control,” 40,000 performance units will become immediately vested, subject to certain adjustments for stock dividends and other fundamental corporate transactions. The definition of a “change of control” is the same definition used for the ORP, as described above.

If Mr. Harrison’s employment terminates for any reason other than a change of control (including death or disability), all unvested performance units will lapse and be forfeited.

Annual Bonus Plan

The Annual Bonus Plan, the material terms of which are described beginning on page 35, provides for certain payments to the named executive officers in the event of a termination of their employment or a change of control.

In the event of total disability, retirement or death of a participant during any fiscal year, a participant (or the participant’s estate) is entitled to a pro-rata bonus based on the portion of the fiscal year completed by the participant and the actual overall goal achievement factor attained for that year.

In the event of a “change of control,” each participant is entitled to a pro-rata portion of the participant’s target award under the Annual Bonus Plan, based on the portion of the year completed.

The term “retirement” is defined in the Annual Bonus Plan as a participant’s termination of employment other than on account of death and (i) after attaining age 60, (ii) after attaining age 55 and completing 20 years of service or (iii) as the result of total disability. The definition of a “change of control” is the same definition used for the ORP, as described above.

Long-Term Performance Plan

The Long-Term Performance Plan, the material terms of which are described beginning on page 37, also provides for certain payments to the named executive officers in the event of a termination of their employment or a change of control.

In the event of the total disability, retirement or death of a participant after the completion of the first year of a performance period but prior to the end of a performance period, and in the event of the subsequent attainment of the performance goals applicable to such participant, a participant (or the participant’s estate) is entitled to a pro-rata award based on the portion of the performance period completed by the participant.

In the event of a “change of control,” each participant is entitled to a pro-rata portion of the participant’s target award for the performance period, based on the portion of the performance period completed.

The definition of “retirement” is the same definition used for the Annual Bonus Plan, as described above. The definition of a “change of control” is the same definition used for the ORP, as described above.

VIII. Pay Ratio Disclosure

Beginning with the Annual Meeting, the SEC rules require the Company to disclose annually (i) the median of the annual total compensation of all employees of the Company (excluding Mr. Harrison, the Company’s principal executive officer); (ii) the annual total compensation of Mr. Harrison; and (iii) the ratio of Mr. Harrison’s annual total compensation to the median annual total compensation of all employees (excluding Mr. Harrison).

Based on the methodology and material assumptions described below, the Company has estimated these amounts to be as follows:

Median annual total compensation of all employees (excluding Mr. Harrison)	$43,157
Annual total compensation of Mr. Harrison	$11,115,634
Ratio of Mr. Harrison’s annual total compensation to median annual total compensation of all other employees	258:1

To determine the median employee, the Company compiled a list of all employees (excluding Mr. Harrison) as of December 31, 2017, sorted the list of employees by their taxable compensation for federal income tax purposes from the Company’s payroll records for the 12-month period ended December 31, 2017 and selected the employee with the median taxable compensation amount. The Company annualized the taxable compensation of any full-time or part-time employees on the list who were not employed for the full year and did not include the value of non-taxable Company-provided benefits such as retirement plan contributions and medical and life insurance benefits. As of December 31, 2017, the Company had 16,473 employees, including 3,425 individuals who became employees during the year as the result of territory expansion transactions completed in 2017.

The annual total compensation of Mr. Harrison is the total amount of his compensation presented in the Summary Compensation Table on page 43. The Company determined the annual total compensation of the median employee shown above using the same rules applicable to the completion of the Summary Compensation Table for Mr. Harrison and the other named executive officers.

Equity Compensation Plan Information

The following table provides information as of December 31, 2017, concerning the Company’s outstanding equity compensation arrangements as of that date:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	80,000	(1)	—	250,000	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	80,000	(1)	—	250,000	(2)

(1)	Relates to the Performance Unit Award Agreement with Mr. Harrison that was approved by the Company’s stockholders on April 29, 2008. See Note 1 to the table showing outstanding equity awards held by the named executive officers at the end of fiscal 2017 on page 47.

(2)	These shares of Coke Consolidated Common Stock are reserved for issuance pursuant to awards that may be made in the future under the Coca-Cola Bottling Co. Consolidated Amended and Restated Long-Term Performance Plan approved by the Company’s stockholders on May 9, 2017.

Consideration of Risk Related to Compensation Programs

The Company has considered its compensation policies and practices for all employees and concluded that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on Coke Consolidated. As described in the “Compensation Discussion and Analysis” section beginning on page 32, the Compensation Committee and management have designed Coke Consolidated’s compensation program to achieve a number of goals, including the following:

•	Motivating the executive officers to achieve Coke Consolidated’s annual and long-term strategic goals and to reward performance based on the attainment of those goals;

•	Appropriately taking into account risk and reward in the context of the Company’s business environment and long-range business plans;

•	Being affordable and appropriately aligned with stockholder interests; and

•	Achieving a reasonable balance across types and purposes of compensation, particularly with respect to fixed compensation objectives, short-term and long-term performance-based objectives and retention and retirement objectives.

In light of these goals, the Compensation Committee, senior management and human resources personnel have considered risk as they designed the various elements of the Company’s compensation programs.

The Company notes the following factors with respect to the determination that any risks arising from the compensation policies and practices are not reasonably likely to have a material adverse effect on Coke Consolidated:

•	The belief that the Company’s compensation programs are reasonably balanced across types of compensation and the various objectives they are designed to reward;

•	While Coke Consolidated does not engage in compensation benchmarking, the Company does retain a compensation consultant to conduct comparative studies of the Company’s executive compensation relative to peer companies and survey data;

•	The Annual Bonus Plan and the Long-Term Performance Plan provide for payouts based on the achievement of key financial goals under Coke Consolidated’s long-range strategic plan and provide for increased payout as financial performance increases and less or no payout as financial performance decreases. Awards under these plans do not provide for payouts based on individual transactions that could transfer liability to Coke Consolidated beyond the award date. In addition, the performance units awarded to the CEO vest based upon Coke Consolidated achieving the specified corporate performance goals under the Annual Bonus Plan;

•	The specific corporate performance goals for the Annual Bonus Plan and the Long-Term Performance Plan are initially developed based on the Company’s annual budget. The Executive Vice President, Chief Financial Officer and the Vice Chairman then use financial models to determine the appropriate award criteria and target goals for each plan. (In 2018, the Executive Vice President, General Counsel and Secretary will take over the role of the Vice Chairman in the performance goal setting process.) The financial models and plan goals are reviewed with and approved by the Chairman and CEO and the President and Chief Operating Officer of Coke Consolidated before being presented to, reviewed with and approved by the Compensation Committee; and

•	Performance goals are generally based on corporate and individual performance and are not based on other goals that may create increased risk such as the performance of individual business units or the accomplishment of particular tasks where the income and risk from the task extend over a significantly longer period of time.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who beneficially own more than 10% of the outstanding shares of Coke Consolidated Common Stock (collectively, the “reporting persons”), to file with the SEC initial reports of their beneficial ownership and reports of changes in their beneficial ownership of Coke Consolidated Common Stock. Based solely on a review of such reports and written representations made by the Company’s executive officers and directors with respect to the completeness and timeliness of their filings, the Company believes that the reporting persons complied with all applicable Section 16(a) filing requirements on a timely basis during fiscal 2017.

Compensation Committee Interlocks and Insider Participation

Sharon A. Decker, James H. Morgan and Dennis A. Wicker served on the Compensation Committee in fiscal 2017. None of the directors who served on the Compensation Committee in fiscal 2017 has ever served as one of the Company’s officers or employees or had any relationship with the Company or any of its subsidiaries since the beginning of fiscal 2017 pursuant to which disclosure would be required under the SEC rules pertaining to the disclosure of transactions with related persons. During fiscal 2017, none of the Company’s executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer of such other entity served on the Board or its Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in Coke Consolidated’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Submitted by the Compensation Committee of the Board.

Dennis A. Wicker, Chairman

Sharon A. Decker

James H. Morgan

Audit Committee Report

The primary purpose of the Audit Committee is to assist the Board in its oversight of all material aspects of the accounting and financial reporting processes, internal controls and internal audit function of the Company, including its compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee appoints and oversees the qualifications of the Company’s independent registered public accounting firm.

Management has primary responsibility for the Company’s consolidated financial statements and reporting processes, including its internal controls and disclosure controls and procedures. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. This review included a discussion of the quality and acceptability of the Company’s financial reporting and internal controls. During the past fiscal year, the Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company

Accounting Oversight Board. The Audit Committee also received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews, discussions and disclosures referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2017 be included in its Annual Report on Form 10-K for such fiscal year.

Submitted by the Audit Committee of the Board.

James H. Morgan, Chairman

Sharon A. Decker

James R. Helvey, III

William H. Jones

Dennis A. Wicker

Proposal 2: Ratification of the Appointment of

Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal 2018. The Audit Committee reviewed and discussed the performance of PricewaterhouseCoopers LLP for fiscal 2017 prior to its appointment of PricewaterhouseCoopers LLP to serve as Coke Consolidated’s independent registered public accounting firm for fiscal 2018.

The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, and the representatives will have an opportunity to make a statement if they desire to do so. The Company also expects that representatives will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as Coke Consolidated’s independent registered public accounting firm is not required by the By-laws or otherwise. Nevertheless, the Board is submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of PricewaterhouseCoopers LLP. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2018.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2018.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s consolidated financial statements for the fiscal years ended December 31, 2017 and January 1, 2017 and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods:

	Fiscal 2017 ($)	Fiscal 2016 ($)
Audit Fees(1)	$3,001,000	$2,356,160
Audit-Related Fees(2)	1,555,291	1,863,132
Tax Fees	—	—
All Other Fees(3)	126,160	166,029

Total	$4,682,451	$4,385,321

(1)	Audit Fees consist of the aggregate fees billed for the respective year for professional services rendered by the independent registered public accounting firm for the audit of annual consolidated financial statements and reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q. Audit Fees also consist of the aggregate fees billed for the respective year for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees consist of the aggregate fees billed for the respective year related to permitted services rendered by the independent registered public accounting firm associated with various initiatives by the Company, including due diligence and other related activities associated with the Company’s ongoing expansion of its distribution territory pursuant to agreements with The Coca-Cola Company. See “Related Person Transactions—System Transformation Transactions with The Coca-Cola Company.”

(3)	All Other Fees consist of the aggregate fees billed for the respective year for travel and other out-of-pocket expenses of the independent registered public accounting firm.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be performed by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. All such services provided in fiscal 2017 were approved by the Audit Committee. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

The Audit Committee has delegated pre-approval authority to its chairman when necessary due to timing considerations. Any services approved by such chairman must be reported to the full Audit Committee at its next scheduled meeting.

Proposal 3: Approval of the Coca-Cola Bottling Co. Consolidated

Long-Term Performance Equity Plan

Introduction

In 2008, the Company entered into a Performance Unit Award Agreement (the “Performance Unit Agreement”) with J. Frank Harrison, III, the Company’s Chairman and Chief Executive Officer. The Performance Unit Agreement awarded Mr. Harrison 400,000 performance units each of which represented the right to receive one share of Coke Consolidated Class B Common Stock. The performance units may be earned and become vested in annual increments of 40,000 units in each of the years 2009 through 2018 based on the overall goal achievement factor under the Company’s Annual Bonus Plan.

The Compensation Committee adopted the Coca-Cola Bottling Co. Consolidated Long-Term Performance Equity Plan (the “Long-Term Plan”) to succeed the Performance Unit Agreement, which will expire at the end of 2018. The Long-Term Plan will enable the Compensation Committee to design and award incentive compensation to Mr. Harrison based on the Company’s achievement of performance goals that are reflective of the Company’s long-range plan.

Awards of incentive compensation under the Long-Term Plan may be settled in cash, shares of Coke Consolidated Class B Common Stock or a combination of cash and shares of Coke Consolidated Class B Common Stock in accordance with Mr. Harrison’s election. The NASDAQ listing standards require stockholder approval when an equity compensation plan or arrangement for officers, directors or employees is established. The Long-Term Plan is being submitted to the Company’s stockholders in accordance with these requirements. No amounts will be paid under the Long-Term Plan unless the material terms of the Long-Term Plan are approved by the Company’s stockholders.

The Long-Term Plan is summarized below. This summary is subject to the full terms and provisions of the Long-Term Plan, a copy of which is attached as Appendix A to this Proxy Statement.

Description of the Long-Term Plan

Purpose

The primary purposes of the Long-Term Plan are (i) to promote the best interests of the Company and its stockholders by providing the Chairman and Chief Executive Officer with incentive compensation for assisting the Company achieve its long-range business plan, (ii) to replace the existing Performance Unit Agreement, which will expire at the end of 2018, and (iii) to provide Mr. Harrison with an incentive to remain employed with the Company.

Administration and Eligibility

The Long-Term Plan will be administered by the Compensation Committee or, at the discretion of the Compensation Committee, a subcommittee of the Compensation Committee. Mr. Harrison is the only employee of the Company who will be eligible to participate in the Long-Term Plan.

Awards

Incentive awards granted under the Long-Term Plan will be earned based on the Company’s attainment during a performance period of performance measures, each as specified by the Compensation Committee. With respect to each performance measure, the Compensation Committee will establish (i) a threshold level of performance under which Mr. Harrison will not be entitled to any incentive award payment, (ii) a target level of performance at which Mr. Harrison will be entitled to the target incentive award payment, (iii) a maximum level of performance at which Mr. Harrison will be entitled to the maximum incentive award payment, (iv) the calculation methods to be used for the performance period and (v) the relative weightings of the performance measures for the performance period.

The Compensation Committee may describe performance measures in terms of Company-wide objectives or objectives that are related to the performance of Mr. Harrison or of a division, department, region or function of the Company. The performance measures may be established relative to the performance of other companies. If the Compensation Committee determines that a change in the Company’s business, operations, corporate structure or capital structure or the manner in which the Company conducts its business or other events or circumstances render the performance measures unsuitable, the Compensation Committee may modify the performance measures or the related minimum acceptable level of achievement under the Long-Term Plan. No payments shall be made with respect to an incentive award unless, and then only to the extent that, the Compensation Committee certifies the performance measures applicable to the incentive award have been achieved.

Incentive award payments will be paid in cash, shares of Coke Consolidated Class B Common Stock or a combination of cash and shares of Coke Consolidated Class B Common Stock in accordance with Mr. Harrison’s election no later than March 15 following the end of the applicable performance period, after the Compensation Committee has determined the level of attainment with respect to the performance measures. The number of shares of Class B Common Stock paid as part of an incentive award payment shall be determined by dividing (i) the amount of the incentive award to be paid in shares of Class B Common Stock by (ii) the average of the closing prices of shares of Coke Consolidated Common Stock during the last 20 trading days of the performance period.

Generally, Mr. Harrison must remain employed with the Company through the end of the performance period for any incentive award to be entitled to receive any payment in respect of the incentive award. However, in the event Mr. Harrison’s employment with the Company terminates for any reason after completion of the first year of the performance period for an incentive award but prior to the end of the performance period, Mr. Harrison will be entitled to receive a pro rata portion of the incentive award based on the portion of the performance period completed through the date Mr. Harrison’s employment terminated.

The Compensation Committee may permit the deferral of an incentive award payment under any plan maintained by the Company providing for the deferral of compensation, such as the SSIP. The payment of any deferred incentive award will be subject to the provisions of the deferred compensation plan.

Share Authorization

A total of 300,000 shares of Class B Common Stock may be issued under the Long-Term Plan. The number of shares that may be issued under the Long-Term Plan will be adjusted, as the Compensation Committee determines is appropriate, in the event of a corporate transaction involving the Company (including any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares). The closing price of Coke Consolidated Common Stock on March 6, 2018 was $188.78 per share.

Federal Income Tax Consequences

Mr. Harrison will not recognize income upon receiving an incentive award grant under the Long-Term Plan, and the Company will not be allowed a tax deduction at the time the award is granted. When Mr. Harrison receives payment of cash or shares of Class B Common Stock, the amount of cash and the fair market value of the shares will be ordinary income to Mr. Harrison. Under Section 162(m) of the Internal Revenue Code, the Company is generally not permitted to deduct compensation paid to Mr. Harrison to the extent the compensation exceeds $1 million in any year. Because Mr. Harrison’s other annual compensation from the Company exceeds $1 million, it is likely the Company will not be allowed to deduct for federal income tax purposes any incentive award payments under the Long-Term Plan.

Recoupment of Awards

The Compensation Committee may require, as a condition to any award, Mr. Harrison to agree to reimburse the Company for all or any portion of an award, terminate or rescind an award, or recapture any shares issued pursuant to an award in connection with any recoupment or clawback policy adopted by the Compensation Committee.

Future Benefits under the Long-Term Plan

On March 6, 2018, the Compensation Committee granted Mr. Harrison an incentive award under the Long-Term Plan. The value of the incentive award will be $5,850,000 if the Company achieves the target level of the performance goals applicable to the award. The value of the incentive award will be $2,925,000 if the Company achieves the threshold level of performance and $8,775,000 if the Company achieves the maximum level of performance.

Any future awards under the Long-Term Plan will be made at the discretion of the Compensation Committee. Consequently, it is not presently possible to determine the future amounts that will be received by Mr. Harrison pursuant to the Long-Term Plan.

Amendment and Termination

The Board or the Compensation Committee may at any time amend or terminate the Long-Term Plan, in whole or in part, for any reason and without the consent of Mr. Harrison or the approval of the Company’s stockholders; provided, however, any amendment or modification may be subject to the approval of the Company’s stockholders if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations.

The Board unanimously recommends that you vote “FOR” the approval of the Long-Term Plan.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote “FOR” the approval of the Long-Term Plan.

Additional Information

Stockholder Proposals for the 2019 Annual Meeting of Stockholders

Any stockholder proposal intended to be included in Coke Consolidated’s proxy statement and form of proxy for its 2019 Annual Meeting of Stockholders must be received by the Company not later than November 26, 2018. Any such stockholder proposal must also comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to the attention of the Company’s Secretary at Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211. Pursuant to the SEC rules, submitting a proposal will not guarantee that it will be included in the Company’s proxy materials.

In addition, any stockholder proposal intended to be presented at the 2019 Annual Meeting of Stockholders, but that will not be included in Coke Consolidated’s proxy statement and form of proxy relating to the 2019 Annual Meeting of Stockholders, must be delivered to, or mailed and received by, the Company’s Secretary at Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211 not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the first anniversary of the Annual Meeting. As a result, any proposals submitted by a stockholder pursuant to the provisions of the By-laws (other than proposals submitted pursuant to Rule 14a-8) must be delivered, or mailed and received, no earlier than January 15, 2019 and no later than February 14, 2019. However, if the date of the 2019 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after May 15, 2019, notice by the stockholder to be timely must be so delivered or received not earlier than the close of business on the 120th day prior to the date of the 2019 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Stockholder proposals (including proxy access director nominations) must include the specified information concerning the proposal and the stockholder submitting the proposal as set forth in the By-laws. A copy of the By-laws may be obtained by writing to the Company’s Secretary at Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211.

2017 Annual Report to Stockholders

This Proxy Statement is accompanied by the 2017 Annual Report to Stockholders, and these materials are also available at www.proxyvote.com and the investor relations portion of the Company’s website, www.cokeconsolidated.com. The 2017 Annual Report to Shareholders, which contains the audited consolidated financial statements and other information about the Company, is not incorporated in this Proxy Statement and is not to be deemed a part of the proxy soliciting material. By referring to the Company’s website, www.cokeconsolidated.com, or any portion thereof, including the investor relations portion of the Company’s website, the Company does not incorporate its website or its contents into this Proxy Statement.

Annual Report on Form 10-K

The Company will provide without charge to each person solicited pursuant to this Proxy Statement, upon the written request of any such person, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including the financial statements and the financial statement schedules, required to be filed with the SEC, or any exhibit thereto. Requests should be in writing and addressed to the attention of David M. Katz, the Company’s Executive Vice President and Chief Financial Officer, at Coca-Cola Bottling Co. Consolidated, P.O. Box 31487, Charlotte, North Carolina 28231.

Householding

The SEC has adopted rules permitting companies to mail one proxy statement and annual report, or notice of internet availability of proxy materials, as applicable, in one envelope to all stockholders residing at the same address if certain conditions are met. This is called “householding” and can result in significant savings of paper and mailing costs. The Company has not implemented householding with respect to its stockholders of record; however, a number of brokerage firms have instituted householding that may impact certain beneficial owners of shares held in street name. If members of your household have multiple accounts through which they hold Coke Consolidated stock, you may have received a householding notification from your bank, broker or other nominee.

Please contact your bank, broker or other nominee directly if you have any questions or wish to revoke your decision to household or to receive an additional copy of this Proxy Statement, the 2017 Annual Report to Stockholders or the Notice of Internet Availability for members of your household.

Appendix A

COCA-COLA BOTTLING CO. CONSOLIDATED

LONG-TERM PERFORMANCE EQUITY PLAN

(As Adopted Effective January 1, 2018)

COCA-COLA BOTTLING CO. CONSOLIDATED

LONG-TERM PERFORMANCE EQUITY PLAN

A-i

ARTICLE I

DEFINITIONS

Whenever used herein and capitalized, the following terms shall have the respective meanings indicated unless the context plainly requires otherwise:

Section 1.1    Award. The grant to the Executive of an Incentive Award in accordance with Section 3.1.

Section 1.2    Award Agreement. An agreement between the Company and the Executive setting forth the terms of an Award made to the Executive. An Award Agreement may be in electronic form, may be limited to a notation on the books and records of the Company and, with the approval of the Plan Administrator, need not be signed by a representative of the Company or the Executive.

Section 1.3    Beneficiary. The beneficiary or beneficiaries designated by the Executive pursuant to Article V to receive the amounts, if any, payable on behalf of the Executive under the Plan after the death of the Executive.

Section 1.4    Board. The Board of Directors of the Company.

Section 1.5    Change in Control. Any of the following:

(a)    The acquisition or possession by any person, other than Harrison Family Interests (as defined in Paragraph (e)(i) of this Section), of beneficial ownership of shares of the Company’s capital stock having the power to cast more than 50% of the votes in the election of the Board or to otherwise designate a majority of the members of the Board; or

(b)    At any time when Harrison Family Interests do not have beneficial ownership of shares of the Company’s capital stock having the power to cast more than 50% of the votes in the election of the Board or to otherwise designate a majority of the members of the Board, the acquisition or possession by any person, other than Harrison Family Interests, of beneficial ownership of shares of the Company’s capital stock having the power to cast both (i) more than 20% of the votes in the election of the Board and (ii) a greater percentage of the votes in the election of the Board than the shares beneficially owned by Harrison Family Interests are then entitled to cast; or

(c)    The sale or other disposition of all or substantially all of the business and assets of the Company and its subsidiaries (on a consolidated basis) outside the ordinary course of business in a single transaction or series of related transactions, other than any such sale or disposition to a person controlled, directly or indirectly, by the Company or to a person controlled, directly or indirectly, by Harrison Family Interests that succeeds to the rights and obligations of the Company with respect to the Plan; or

(d)    Any merger or consolidation of the Company with another entity in which the Company is not the surviving entity and in which either (i) the surviving entity does not succeed to the rights and obligations of the Company with respect to the Plan or (ii) after giving effect to the merger, a “Change in Control” under Subsection (a) or (b) of this Section would have occurred as defined therein were the surviving entity deemed to be the Company for purposes of Subsections (a) and (b) of this Section (with appropriate adjustments in the references therein to “capital stock” and “the Board” to properly reflect the voting securities and governing body of the surviving entity if it is not a corporation).

(e)    For purposes of this Section:

(i)    “Harrison Family Interests” means and includes, collectively, the lineal descendants of J. Frank Harrison, Jr. (whether by blood or adoption), any decedent’s estate of any of the foregoing,

any trust primarily for the benefit of any one or more of the foregoing, any person controlled, directly or indirectly, by any one or more of the foregoing, and any person in which any one or more of the foregoing have a majority of the equity interests;

(ii)    “person” includes an entity as well as an individual, and also includes, for purposes of determining beneficial ownership, any group of persons acting in concert to acquire or possess such beneficial ownership;

(iii)    “beneficial ownership” has the meaning ascribed to such term in Rule 13d-3 of the Securities Exchange Act of 1934;

(iv)    “control” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person; and

(v)    “subsidiary” of the Company means any person as to which the Company, or another subsidiary of the Company, owns more than 50% of the equity interest or has the power to elect or otherwise designate a majority of the members of its board of directors or similar governing body.

(f)    Notwithstanding any other provision of this Section, the revocable appointment of a proxy to vote shares of the Company’s capital stock at a particular meeting of stockholders shall not of itself be deemed to confer upon the holder of such proxy the beneficial ownership of such shares. If any person other than Harrison Family Interests would (but for this sentence) share beneficial ownership of any shares of the Company’s capital stock with any Harrison Family Interests, then such person shall be deemed the beneficial owner of such shares for purposes of this definition only if and to the extent such person has the power to vote or direct the voting of such shares otherwise than as directed by Harrison Family Interests and otherwise than for the benefit of Harrison Family Interests.

Section 1.6    Class B Common Stock. The Class B Common Stock of the Company.

Section 1.7    Code. The Internal Revenue Code of 1986, as amended. References thereto shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

Section 1.8    Committee. The Compensation Committee of the Board.

Section 1.9    Common Stock. The Common Stock of the Company.

Section 1.10    Company. Coca-Cola Bottling Co. Consolidated, a Delaware corporation, or any entity which succeeds to its rights and obligations with respect to the Plan.

Section 1.11    Effective Date. January 1, 2018, subject to stockholder approval as described in Section 6.2.

Section 1.12    Executive. J. Frank Harrison, III, the Chairman and Chief Executive Officer of the Company.

Section 1.13    Incentive Award. The grant to the Executive of an Award in accordance with Section 3.1.

Section 1.14    Performance Measures. Measurable performance objectives established by the Committee. Performance Measures may be described in terms of Company-wide objectives or objectives that are related to the performance of the Executive, or a division, department, region or function of the Company. The Performance Measures may be established relative to the performance of other companies.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Measures unsuitable, the Committee may, in its sole discretion, modify such Performance Measures or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable. No payments shall be made with respect to Awards subject to Performance Measures unless, and then only to the extent that, the Committee certifies the Performance Measures have been achieved.

Section 1.15    Performance Period. A period designated by the Committee within which the Performance Measures relating to an Award are to be achieved. A new Performance Period may commence each fiscal year as determined by the Committee. Notwithstanding any other provision of the Plan to the contrary, the Committee may, in its sole discretion, grant successive Awards with overlapping Performance Periods to the Executive.

Section 1.16    Plan. The Coca-Cola Bottling Co. Consolidated Long-Term Performance Equity Plan, as contained herein and as it may be amended from time to time hereafter.

Section 1.17    Plan Administrator. The Vice Chairman, Chief Financial Officer or such other person or persons as may be designated from time to time by the Committee.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

Section 2.1    Eligibility. Awards may be granted under the Plan from time to time by the Committee to the Executive.

ARTICLE III

AWARDS

Section 3.1    Incentive Awards.

(a)    Award Agreements. The Committee may establish Performance Measures applicable to any Incentive Award in an Award Agreement, or in an Appendix to the Plan. The Committee shall establish the amounts to which the Executive shall be entitled upon attainment of the applicable Performance Measures. With respect to any Performance Measure applicable to an Incentive Award, the Committee shall select (i) a minimum level of performance (“Threshold”) under which the Executive shall not be entitled to any payment under the Incentive Award, (ii) an expected level of performance (“Target”) at which the Executive shall be entitled to the targeted payment under the Incentive Award, (iii) a maximum level of performance (“Maximum”) at which the Executive shall be entitled to the maximum payment under the Incentive Award, (iv) the calculation methods to be used for the Performance Period and (v) the relative weightings of the Performance Measures for the Performance Period. Notwithstanding any other provision of the Plan to the contrary, the Committee, in its sole discretion, may provide, in the relevant Award Agreement or in an Appendix to the Plan, that performance below a stated level of performance with respect to any Performance Measure applicable to an Incentive Award (or other general benchmark selected by the Committee with respect to such Award) shall result in no payment being made to the Executive under such Incentive Award irrespective of whether any particular level of performance was achieved by the Executive with respect to any other Performance Measures applicable to the Award.

(b)    Determination of Awards. As soon as practicable (but not later than the first March 31) after the end of the Performance Period, the Committee shall certify whether and to what extent the Performance Measures have been met and the amount of the Incentive Award that has been earned, and shall notify the Executive of his entitlement, if any, to the payment of an Incentive Award.

(c)    Vesting of Awards. Except as otherwise provided in Section 3.1(e) or Section 3.1(f), Incentive Awards may be earned by the Executive only if he remains employed by the Company through the end of the Performance Period applicable to the Award.

(d)    Payment of Awards. Except as otherwise provided in Section 3.1(f) following a Change in Control, Incentive Awards earned shall be paid no later than the March 31 next following the end of the applicable Performance Period. Incentive Awards may be paid in cash, in Class B Common Stock or in a combination of cash or Class B Common Stock as elected by the Executive in accordance with procedures established by the Committee. The number of shares of Class B Common Stock payable to the Executive to settle an Incentive Award payment shall be determined by dividing (i) the amount of the Incentive Award to be paid in shares of Class B Common Stock by (ii) the average of the closing prices of shares of the Company’s Common Stock during the last twenty (20) trading days of the Performance Period. Notwithstanding this Section 3.1(d) or any other provision of this Plan, the number of shares of Class B Common Stock that may be issued or transferred from and after the Effective Date in payment of Incentive Awards granted under the Plan shall not exceed 300,000 shares in the aggregate.

(e)    Termination of Employment. In the event the Executive’s employment with the Company terminates for any reason after completion of the first year of a Performance Period but prior to the end of the Performance Period, and in the event of the subsequent attainment of the Performance Measure or Measures applicable to the Executive, the Executive or his designated Beneficiary or estate, as applicable, shall be entitled to receive, no later than the March 31 next following the end of the applicable Performance Period, a pro rata portion of the Executive’s Incentive Award based on the portion of the Performance Period completed through the date the Executive’s employment terminated.

(f)    Change in Control. Notwithstanding any provision of the Plan to the contrary, if a Change in Control occurs prior to the end of a Performance Period, within fifteen (15) days following the occurrence of the Change in Control, the Executive shall be entitled to receive a pro rata portion of the Executive’s Incentive Award for any Performance Period incomplete as of the date of the Change in Control, based on the portion of the Performance Period completed through the date of the Change in Control. For purposes of any Incentive Award payment made pursuant to this Section 3.1(f), the Target payout opportunities shall be deemed to have been earned as of the effective date of the Change in Control based on an assumed achievement of all relevant Performance Measures.

(g)    Deferral of Award. The Committee may provide for the deferred payment of an Incentive Award in accordance with procedures established by the Committee, which may be procedures established under the Company’s Supplemental Savings Incentive Plan (“SSIP”) or any other plan maintained by the Company providing for the deferral of compensation, and in accordance with the requirements of Section 409A of the Code. Thereafter, payment of any Incentive Award so deferred will be subject to all provisions of the SSIP or such other plan.

ARTICLE IV

ADMINISTRATION

Section 4.1    Powers and Duties of the Committee.

(a)    General. The Plan will be administered by the Committee. In administering the Plan, the Committee is authorized to interpret the provisions of the Plan and to perform and exercise all of the duties and powers granted to it under the terms of the Plan by action of a majority of its members in office from time to time. The Committee is authorized to set Performance Measures, measure the results and determine the amounts payable under Awards. The Committee retains discretionary authority to increase or decrease the amount that would otherwise be payable to the Executive under his Award if the Performance Measures are attained. The Committee may also adopt such rules and regulations for the administration of the Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. All interpretations and decisions made (both as to law and fact) and other action taken by the Committee with respect to the Plan shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan. Not in limitation of the preceding provisions of this Section 4.1(a), the Committee shall have the discretion to decide any factual or interpretative issues that may arise in connection with its administration of the Plan (including, without limitation, any determination as to claims for benefits hereunder), and the Committee’s exercise of such discretion shall be conclusive and binding on all affected parties as long as it is not arbitrary or capricious.

(b)    Indemnification. No member of the Board, the Committee or any employee of the Company (each such person, an “Indemnified Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any award hereunder. Each Indemnified Person shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnified Person in connection with or resulting from any action, suit or proceeding to which such Indemnified Person may be a party or in which such Indemnified Person may be involved by reason of any action taken or omitted to be taken under the Plan or any evidence of Award and (ii) any and all amounts paid by such Indemnified Person, with the Company’s approval, in settlement thereof, or paid by such Indemnified Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnified Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnified Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Indemnified Person giving rise to the indemnification claim resulted from such Indemnified Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Certificate of Incorporation or By-laws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Indemnified Persons may be entitled under the Company’s Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnified Persons or hold them harmless.

ARTICLE V

DESIGNATION OF BENEFICIARIES

Section 5.1    Beneficiary Designation. The Executive shall file with the Plan Administrator a written designation of one or more persons as the Beneficiary who shall be entitled to receive any amount of an Incentive Award payable under the Plan after the Executive’s death. The Executive may from time to time revoke or change such Beneficiary by filing a new designation as described in the preceding sentence. The last such designation received by the Plan Administrator shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Plan Administrator prior to the Executive’s death, and in no event shall it be effective as of any date prior to such receipt. All decisions by the Plan Administrator concerning the effectiveness of any Beneficiary designation and the identity of any Beneficiary shall be final. If a Beneficiary dies after the death of the Executive and prior to receiving the payment(s) or other rights that would have been given to such Beneficiary had such Beneficiary’s death not occurred, and if no contingent Beneficiary has been designated, then for the purposes of the Plan the payment(s) or rights that would have been received by such Beneficiary shall be made to the Beneficiary’s estate.

Section 5.2    No Beneficiary Named or in Existence. If no Beneficiary designation is in effect at the time of the Executive’s death (including a situation where no designated Beneficiary is alive or in existence at the time of the Executive’s death), any amounts payable or rights due under the Plan after the Executive’s death shall be made to the Executive’s surviving spouse, if any, or if the Executive has no surviving spouse, to the Executive’s estate. If there is any doubt as to the right of any person to receive such payments, the Plan Administrator may direct the Company to withhold payment, without liability for any interest thereon, until the rights thereto are determined, or the Plan Administrator may direct the Company to pay any such amount into any court of appropriate jurisdiction; and such payment shall be a complete discharge of the liability of the Company.

ARTICLE VI

AMENDMENT OR TERMINATION OF THE PLAN

Section 6.1    Right to Amend or Terminate Plan. The Committee reserves the right at any time to amend or terminate the Plan, in whole or in part, for any reason and without the consent of the Executive or the Executive’s Beneficiary. Notwithstanding the foregoing, any amendment which must be approved by the stockholders of the Company in order to comply with applicable law or the rules of the exchange on which shares of the Company’s Common Stock are traded shall not be effective unless and until such approval has been obtained. Presentation of the Plan or any amendment thereof for stockholder approval shall not be construed to limit the Company’s authority to offer similar or dissimilar benefits under other plans or otherwise with or without stockholder approval. Without limiting the generality of the foregoing, the Committee may amend the Plan to eliminate provisions that are no longer necessary as a result of changes in tax or securities laws or regulations, or in the interpretation thereof.

Section 6.2    Stockholder Approval. No amounts shall be payable hereunder unless the material terms of the Plan are approved by the stockholders of the Company.

Section 6.3    Termination of the Plan. No grant of Awards shall be made under the Plan after December 31, 2027, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms thereof and of the Plan.

ARTICLE VII

GENERAL PROVISIONS AND LIMITATIONS

Section 7.1    Nonalienation. No interest, expectancy, benefit, payment, claim or right of the Executive or Beneficiary under the Plan shall be (a) subject in any manner to any claims of any creditor of the Executive or Beneficiary, (b) subject to the debts, contracts, liabilities or torts of the Executive or Beneficiary or (c) subject to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind. If any person attempts to take any action contrary to this Section, such action shall be null and void and of no effect; and the Committee shall disregard such action and shall not in any manner be bound thereby and shall suffer no liability on account of its disregard thereof. Notwithstanding the foregoing, the Committee may permit an Award to be assigned or transferred by will or the laws of distribution.

If the Executive or the Executive’s Beneficiary hereunder attempts to anticipate, alienate, sell, assign, pledge, encumber or charge any right hereunder, then such right or benefit shall, in the discretion of the Plan Administrator, cease and terminate, and in such event the Plan Administrator may hold or apply the same or any part thereof for the benefit of the Executive or his Beneficiary or the spouse, children, or other dependents of the Executive or his Beneficiary, or any of them, in such manner and in such amounts and proportions as the Plan Administrator may deem proper.

Section 7.2    Adjustments. The Committee shall make or provide for such adjustments in the number of shares specified in Section 3.1(d) as the Committee, in its sole discretion, exercised in good faith, shall determine is appropriate to reflect (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets (including, without limitation, a special or large non-recurring dividend), issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

Section 7.3    Recoupment of Awards. The Committee may require in any Award Agreement that the Executive reimburse the Company for all or any portion of any Award, terminate any outstanding, unexercised, unexpired or unpaid Award, rescind any exercise, payment or delivery pursuant to an Award or recapture any shares of Class B Common Stock (whether restricted or unrestricted) or proceeds from the Executive’s sale of such shares to the extent required by any recoupment or clawback policy adopted by the Committee in its discretion or to comply with the requirements of any applicable laws.

Section 7.4    No Trust or Funding Created. The obligations of the Company to make payments hereunder constitute a liability of the Company to the Executive or a Beneficiary, as the case may be. Such payments shall be made from the general funds of the Company; and the Company shall not be required to establish or maintain any special or separate fund, or purchase or acquire life insurance on the Executive’s life, or otherwise to segregate assets to assure that such payment shall be made; and neither the Executive nor a Beneficiary shall have any interest in any particular asset of the Company by reason of its obligations hereunder. Nothing contained in the Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and the Executive or any other person. The rights and claims of the Executive or a Beneficiary to a benefit provided hereunder shall have no greater or higher status than the rights and claims of any other general, unsecured creditor of the Company.

Section 7.5    Binding Effect. Obligations incurred by the Company pursuant to the Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Executive and the Executive’s Beneficiary.

Section 7.6    Coordination with Other Company Benefit Plans. Any income the Executive derives from payments pursuant to Awards will not be considered eligible earnings for purposes of pension plans, savings plans, profit sharing plans or any other benefits plans sponsored or maintained by the Company or any of its affiliates, unless expressly included by the provisions of any such plan.

Section 7.7    Entire Plan. This document and any Award Agreement, any written amendments hereto and any Appendix attached hereto contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

Section 7.8    Withholding. The Company shall have the right to deduct from any payment under the Plan an amount equal to the federal, state, local, foreign and other taxes which in the opinion of the Company are required to be withheld by it with respect to such payment and to the extent that the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Executive or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit.

Section 7.9    Application of Section 409A of the Code. Except as otherwise provided in Section 3.2(g), the Plan is not intended to provide any payments that constitute a “deferral of compensation,” as described in Treasury Regulations Section 1.409A-1(b). Notwithstanding the preceding sentence, to the extent the Plan or any payment made under the Plan is determined to be subject to the provisions of Section 409A of the Code, the Plan shall be interpreted, operated and administered to comply with the requirements of Section  409A of the Code.

Section 7.10    Construction. Unless otherwise indicated, all references to articles, sections and subsections shall be to the Plan as set forth in this document. The titles of articles and the captions preceding sections and subsections have been inserted solely as a matter of convenience of reference only and are to be ignored in any construction of the provisions of the Plan. Whenever used herein, unless the context clearly indicates otherwise, the singular shall include the plural and the plural the singular.

Section 7.11    Applicable Law. The Plan shall be governed and construed in accordance with the laws of the State of Delaware, except to the extent such laws are preempted by the laws of the United States of America.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed by a duly authorized officer this 6th day of March, 2018.

COCA-COLA BOTTLING CO. CONSOLIDATED

By:	/s/ David M. Katz
Officer’s Name:	David M. Katz
Officer’s Title:	Executive Vice President and Chief Financial Officer

COCA-COLA BOTTLING CO. CONSOLIDATED 4100 COCA-COLA PLAZA CHARLOTTE, NC 28211-3481 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on May 14, 2018. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, on May 14, 2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Coca-Cola Bottling Co. Consolidated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E40179-P01516 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY COCA-COLA BOTTLING CO. CONSOLIDATED Coke Consolidated’s Board of Directors recommends you vote FOR ALL of the following nominees: 1. Election of Directors Nominees: 01) J. Frank Harrison, III 02) Sharon A. Decker 03) Morgan H. Everett 04) Henry W. Flint 05) James R. Helvey, III 06) William H. Jones 07) Umesh M. Kasbekar 08) Jennifer K. Mann 09) James H. Morgan 10) John W. Murrey, III 11) Sue Anne H. Wells 12) Dennis A. Wicker 13) Richard T. Williams To nominee(s), withhold mark authority “For to All vote Except” for any and individual write the number(s) of the nominee(s) on the line below. For All Withhold All Except For All Coke Consolidated’s Board of Directors recommends you vote FOR proposals 2 and 3: 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2018. 3. Approval of the Coca-Cola Bottling Co. Consolidated Long-Term Performance Equity Plan. NOTE: In their discretion, the proxy holders are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof. EACH OF PROPOSALS 1, 2 AND 3 HAS BEEN PROPOSED BY COCA-COLA BOTTLING CO. CONSOLIDATED. For Against Abstain For address changes/comments, mark here. (see reverse for instruction) Please indicate if you plan to attend this meeting. Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting and Proxy Statement and the 2017 Annual Report to Stockholders are available at www.proxyvote.com. E40180-P01516 COCA-COLA BOTTLING CO. CONSOLIDATED 2018 Annual Meeting of Stockholders May 15, 2018 This proxy is solicited on behalf of Coke Consolidated’s Board of Directors. The undersigned hereby appoint(s) J. Frank Harrison, III, Henry W. Flint and E. Beauregarde Fisher, III, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock or Class B Common Stock of Coca-Cola Bottling Co. Consolidated that the undersigned is/are entitled to vote at the 2018 Annual Meeting of Stockholders to be held at 9:00 a.m., Eastern Time, on Tuesday, May 15, 2018 at the Company’s Corporate Center located at 4100 Coca-Cola Plaza, Charlotte, NC 28211, and any adjournment or postponement thereof. The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof, exercising their discretion as set forth in the Notice of Annual Meeting and Proxy Statement. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR ALL” NOMINEES NAMED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE, OR FOLLOW THE INSTRUCTIONS TO VOTE BY INTERNET OR PHONE. Address Changes/Comments: (If you noted any address changes/comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side